CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW

SHARE PURCHASE AGREEMENT

BY AND AMONG

MARRONE BIO INNOVATIONS, INC.,

PRO FARM TECHNOLOGIES OY,

THE CURRENT SHAREHOLDERS,

THE CONVERSION SHAREHOLDERS

AND

MATTI TIAINEN

AS SHAREHOLDERS’ REPRESENTATIVE

Dated as of August 7, 2019

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF EXHIBITS

Annex	Description

Annex 0	Current Shareholders and Conversion Shareholders
Annex A	Defined Terms
Annex B	Key Individuals and Key Shareholders
Annex C	Option and RSU Recipients
Annex D	Third-Party Consents
Annex E	Milestone Payments

Exhibit	Description

Exhibit A	Form of Joinder
Exhibit B	Form of Option Award Agreement
Exhibit C	Form of RSU Award Agreement
Exhibit D	Form of Translink Representation Statement

Schedules

Schedule of Expenses

Signing Schedule

Distribution Schedule

Company Disclosure Schedules

Shareholder Disclosure Schedules

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 7, 2019 by and among Marrone Bio Innovations, Inc., a Delaware corporation (“Purchaser”), Pro Farm Technologies Oy, a Finnish limited company (the “Company”), certain of the current shareholders of the Company party hereto (the “Current Shareholders”), each of the anticipated future shareholders of the Company party hereto (the “Conversion Shareholders” and, together with the Current Shareholders, the “Shareholders”, in each case as set forth on Annex 0) and Matti Tiainen as representative of the Shareholders (the “Shareholders’ Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

RECITALS

WHEREAS, the Current Shareholders own certain Company Shares issued and outstanding on the date of this Agreement, and the Conversion Shareholders shall hold additional Company Shares to be issued prior to the Closing (as defined herein) upon exercise of the Company Options outstanding as of date hereof and conversion of the Agrimax Convertible Loan (such exercise and conversion together referred to as the “Conversion”);

WHEREAS, the Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from the Shareholders, all of the issued and outstanding Company Shares owned and, as applicable, to be owned by the Shareholders at Closing on the terms and subject to the conditions set out in this Agreement; and

WHEREAS, Purchaser, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions;

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I
PURCHASE AND SALE of Company Shares

1.1 Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, each of the Shareholders hereby sells, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases from the Shareholders, all of the Shareholders’ right, title and interest in and to the Company Shares, in each case free and clear of all Liens and any other rights or claims of others, for the consideration set forth in, and to be paid in accordance with, Section 1.3.

1.2 Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the closing of the Transactions (the “Closing”) shall occur at 5:00 p.m. local time at the offices of Hannes Snellman, Eteläesplanadi 20, 00130 Helsinki, Finland, on the date that is two (2) Business Days following the satisfaction or waiver (if permissible) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible) of those conditions), or through the electronic exchange of executed documents and other closing deliveries via e-mail or facsimile transmission, unless another time or place is mutually agreed upon in writing by Purchaser, the Shareholders and the Company; provided that, notwithstanding anything the satisfaction of the closing conditions in this Section 1.2 or Article VII, the Closing shall not occur before September 9, 2019. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(a) Company Closing Deliverables. At or prior to the Closing, in addition to the other deliveries contemplated by Article VII, the Company shall execute and deliver, or cause to be executed and delivered to Purchaser, all of the following:

(i) a statement from the board of directors of the Company, dated as of the Closing Date, certifying that attached thereto are correct and complete copies of each of the following: (i) the Trade Register extract, Certificate of Incorporation or Formation (or similar document), as applicable, of the Company and each of its Subsidiaries as in effect as of the Closing Date, (ii) the Company Charter, bylaws or operating agreement (or similar document), as applicable, of the Company and each of its Subsidiaries as in effect as of the Closing Date is attached thereto, (iii) a certificate from the Finnish register of bankruptcies and restructurings or Certificates of Good Standing (or similar document), as applicable, of the Company and each of its Subsidiaries from each jurisdiction in which the Company and each Subsidiary is qualified to do business, in each case, as of a date not more than five (5) days prior to the Closing Date, (iv) the resolutions of the board of directors of the Company approving the Transactions and all Transaction Documents to which the Company is a party, including this Agreement, and (v) powers-of-attorney and requisite corporate approvals from each Shareholder regarding entry into the Transactions, this Agreement and other Transaction Documents, as applicable;

(ii) copy of the updated shareholder register of the Company certified by the then existing board of directors of the Company as of (i) immediately before and (ii) immediately after Closing;

(iii) copy of the Company’s register of ultimate beneficial owners as of immediately before the Closing;

(iv) a certification signed by a duly authorized officer of the Company in a form reasonably acceptable to Purchaser, certifying to the effect that the Company Shares are not “U.S. real property interests” within the meaning of section 897 of the Code (the “FIRPTA Certificate”);

(v) a duly executed resignation (in a form reasonably satisfactory to Purchaser) of Toni Murtoniemi as a director of the Company, effective at the Closing, confirming that Mr. Murtoniemi has no claims against the Company for director fees for the period prior to the Closing;

(vi) one or more joinder agreements, in the form attached hereto as Exhibit A (the “Joinder Agreement”), duly executed by any holder of Company Shares as of the date hereof and as of immediately prior to the Closing and that is not already a signatory to this agreement (each, a “Joining Shareholder”), upon execution of which each Joining Shareholder shall be deemed and be treated for all purposes as a Current Shareholder hereunder;

(vii) those third-party consents set forth on Annex D in the agreed form;

(viii) satisfactory evidence of exercise of (x) the Company Options held by TT Metals Oy (y) the waiver by Kalle Virta of the Company Options held by him and (z) the termination by the Company of the Company Options held by Kalle Virta;

(ix) an extract from the Finnish Trade Register confirming the registration of the shares issued to the Conversion Shareholders;

(x) payoff letters for each of the Closing Repayment Loans, executed by the payee thereof in the agreed form;

(xi) the investor representation statement by Translink Corporate Finance Oy, in the form attached hereto as Exhibit D (the “Translink Representation Statement”), duly executed by Translink Corporate Finance Oy (“Translink”);

(xii) evidence of termination of shareholders agreement of the Company, dated September 1, 2017, by and among the parties thereto and the Pro Farm OÜ shareholders’ agreement by and among the Company, Pro Farm OÜ and Mr. Igor Taganov dated August 5, 2015, in each case except as to certain provisions regarding assignment of intellectual property and other customary clauses, effective as of the Closing, without any recourse to, or further liability or obligation on the part of, the Company, Pro Farm OÜ or Purchaser, pursuant to a form that is reasonably satisfactory to Purchaser;

(xiii) evidence of (x) the payment, no later than August 17, 2019, of the second instalment of purchase price to be paid by the Company after signing in respect of the acquisition of a total of twelve percent (12%) of the total share capital in each of NPO RET LLC, PSM-1 LLC and Lignohumate LLC respectively (the “Russian Factory Shares”);

(xiv) evidence of repayment by the Company of all outstanding amounts due to Fundu Platform Oy; and

(xv) a shareholders’ agreement, in a form reasonably acceptable to the Company, executed by the Company, Richard Edwin Gurney, and Pro Farm Technologies Comércio de Insumos Agrícolas do Brasil Ltda.

(b) Purchaser Closing Deliverables. At or prior to the Closing, in addition to the other deliveries contemplated by Article VII, Purchaser shall execute and deliver, or cause to be executed and delivered to the Shareholders’ Representative, all of the following:

(i) a certificate of the Secretary of Purchaser, dated as of the Closing Date, certifying that (i) a correct and complete copy of the Certificate of Incorporation of Purchaser as in effect as of the Closing Date is attached thereto, (ii) a Certificate of Good Standing of Purchaser issued by the Secretary of State of Delaware as of a date not more than five (5) days prior to the Closing Date, are attached thereto, and (iii) a copy of the resolutions of Purchaser’s board of directors, authorizing Purchaser’s execution and delivery of this Agreement and performance of the Transactions, are attached thereto and that such resolutions were duly and validly adopted and are in full force and effect as of the Closing Date;

(ii) confirmation of the issuance of the Adjusted Closing Stock Consideration, in accordance with Section 1.3(a), into book-entry positions in the stock ledger maintained by American Stock Transfer & Trust Co., LLC, as Purchaser’s transfer agent (the “Transfer Agent”);

(iii) evidence of the Principal Market Approval (as defined herein);

(iv) a copy of the R&W Policy;

(v) [Intentionally omitted];

(vi) evidence of wire transfers of the cash payments, payment of Finnish transfer tax, and filing of the Finnish transfer tax notification to be made pursuant to Section 1.3; and

(vii) copy of unanimous shareholder resolutions of the Company to elect new members of the Board of Directors and auditor.

(c) Closing Actions Simultaneous All actions, deliveries and payments to be taken and made pursuant to Sections 1.2(a), 1.2(b), and 1.3 shall be deemed to occur simultaneously and no action, delivery or payment, or the Closing, shall be deemed to have occurred or been made until all of the actions, deliveries and payments as set out in Sections 1.2(a), 1.2(b) and 1.3 have been taken and made.

1.3 Closing Payments.

(a) Payment of Closing Consideration to Shareholders and Translink. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall pay for the Company Shares purchased hereunder, the Aggregate Closing Consideration for distribution to the Shareholders as set forth on the Distribution Schedule, which payment shall be satisfied by: (i) delivery of the Adjusted Cash Consideration via wire transfer of immediately available funds to an account designated by the Shareholders’ Representative, or its designee, and (ii) book entries on the stock ledger maintained by the Transfer Agent of that number of shares of Purchaser Common Stock as is set forth opposite each Shareholder’s and Translink’s name on the Distribution Schedule under the column “Adjusted Closing Stock Consideration,” registered in the name of each respective Shareholder or Translink, as applicable.

(b) Payment of Designated Indebtedness. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall pay or cause to be paid on behalf of the Company, certain of the Indebtedness of the Company set forth on Section 1.3(b)(i) of the Company Disclosure Schedules (the “Closing Repayment Loans”) to the payees thereof as listed on the Signing Schedule.

(c) [Reserved].

(d) Payment of Agreed Third Party Expenses. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser will pay those Third Party Expenses incurred as of the date of this Agreement, in the amounts set out in the Signing Schedule to the payees thereof set forth in the Schedule of Expenses, plus those additional Third Party Expenses incurred after the date hereof and to be incurred as of the Closing, and as designated by the Shareholders’ Representative to Purchaser in writing not less than five (5) Business Days prior to the Closing, provided that such notice shall include reasonable supporting documentation and calculations therefor, prepared in accordance with the relevant definitions herein, and the total Third Party Expenses shall not exceed $80,000 without Purchaser’s consent.

(e) Finnish Transfer Taxes. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser will pay the Finnish Transfer Taxes set out in the Signing Schedule to the Finnish tax authority and file the transfer tax notification to the Finnish tax authority, which amount the parties agree represents the amount of Finnish Transfer Taxes due at the Closing. Subject to the terms and conditions of this Agreement, Purchaser undertakes to pay to the Finnish tax authority, and file the transfer tax notification to the Finnish Tax authority within the statutory time periods with respect to, any additional Finnish Transfer Taxes due in connection with the issue of any Purchaser Shares to the Shareholders under this Agreement at any time after Closing when such payments and notifications become due for payment or filing (as appropriate).

1.4 Schedules and Adjustments.

(a) Schedules. Concurrently with the execution of this Agreement, the Company is delivering to Purchaser each of the following:

(i) a schedule (the “Schedule of Expenses”) setting forth (A) all paid and unpaid Third Party Expenses incurred by or on behalf of the Company as of the date of this Agreement, and (B) all Third Party Expenses anticipated to be incurred or payable by or on behalf of the Company after the date hereof (whether before or after the Closing).

(ii) a schedule (the “Signing Schedule”), setting forth in reasonable detail (A) the Company’s good faith estimate of (x) Cash as at June 30, 2019 and, (y) Indebtedness as at June 30, 2019, and (z) based on the balance of the estimates concerning (x) and (y) the Net Debt of the Company as at June 30, 2019 (the “Estimated Net Debt”), (B) the aggregate amount of the Closing Repayment Loans, (D) the total amount of the Finnish Transfer Taxes, (E) the calculation of the Adjusted Cash Consideration, (F) the calculation of the Adjusted Closing Stock Consideration and (G) the Company’s good faith estimate of the Milestone Consideration Adjustment, in each case, along with reasonable supporting documentation and calculations therefor, prepared in accordance with the relevant definitions herein; and

(iii) a schedule (the “Distribution Schedule”) setting forth: (A) the name, address and, if known, email address of each Shareholder and Translink, (B) whether each such Shareholder is a current or former employee of the Company, (C) the number of Company Shares held by each such Shareholder (or, in respect of Conversion Shareholders, to be held by such Shareholder immediately prior to the Closing), (D) the original date of acquisition of each such Shareholder’s Company Shares, (E) the aggregate purchase price for such Shareholder’s Company Shares, (F) the amount of the Adjusted Cash Consideration to be allocated to each such Shareholder, (G) the number of shares of Adjusted Closing Stock Consideration to be issued to each such Shareholder or Translink at the Closing, and (I) the percentage of the Adjusted Milestone Consideration, if any, payable to each such Shareholder or Translink (each a “Milestone Percentage”). The Distribution Schedule shall include entries for the Conversion Shareholders and any Shareholders to become party to this Agreement by the execution of Joinder Agreements, and the Distribution Schedule may only be updated after the date of this Agreement with the consent of Purchaser and the Shareholders’ Representative.

(b) Consideration Adjustments.

(i) The “Cash Consideration Adjustment” shall mean the dollar amount equal to (A) the sum of (x) the total principal and accrued interest as of the date of this Agreement under the Indebtedness set forth on Section 1.4(b)(i)(A)(x) of the Company Disclosure Schedule (the “Cash Adjustment Debt”), plus (y) the total principal and accrued interest as of the date of this Agreement under the Indebtedness set forth on Section 1.4(b)(i)(A)(y) of the Company Disclosure Schedule (the “Total Consideration Adjustment Debt”), multiplied by the percentage equal to 4.0 divided by 31.8 (the “Cash Percentage”), plus (z) the Estimated Net Debt multiplied by the Cash Percentage, minus (B) the sum of (x) all cash the Company in good faith represents was in the Company’s and its subsidiaries’ bank accounts as of June 30, 2019, (y) any Cash received after June 30, 2019 and before the date of this Agreement from the exercise of Company options and (z) the amount of the Russian Factory Share Payment, less with all elements of the foregoing converted into U.S. dollars based on the rates quoted by Bloomberg on August 5, 2019, which sum the parties agree equals $1,254,346.

(ii) The “Closing Stock Consideration Adjustment” shall mean the dollar amount equal to the sum of (A) the Total Consideration Adjustment Debt, multiplied by the percentage equal to 18.5 divided by 31.8 (the “Closing Stock Percentage”), plus (B) the Estimated Net Debt multiplied by the Closing Stock Percentage, plus (C) twenty five percent (25%) of the estimated accounting and audit fees to be paid by Purchaser pursuant to Section 1.3(d), as set forth in the Signing Schedule, multiplied by the percentage equal to 18.5 divided by 27.8, with all elements of the foregoing converted into U.S. dollars based on the rate quoted by Bloomberg on August 5, 2019, which sum the parties agree equals $687,689.

(iii) The “Milestone Consideration Adjustment” shall mean the dollar amount equal to the sum of (A) the Total Consideration Adjustment Debt, multiplied by the percentage equal to 9.3 divided by 31.8, plus (X) the Final Net Debt, minus the amount of the adjustment described in Section 1.4(b)(i)(A)(y) and minus the amount of the adjustment described in in Section 1.4(b)(ii)(B), plus (C) twenty five percent (25%) the total U.S. dollar amount of the Shared Third Party Expenses included in the Third Party Expenses, minus the amount of the adjustment described in Section 1.4(b)(ii)(C), plus (D) one hundred thirty seven and a half percent (137.5%) the total U.S. dollar amount of principal and interest owed by the Company under the Anderson Loan Documents the date of this Agreement, plus (E) fifty percent (50%) of the Finnish Transfer Taxes as set forth on the Signing Schedule, plus (F) the amount, if positive, equal to the amount of the adjustment described in Section 1.4(b)(i)(B)(x) minus the Final Closing Cash, with all elements of the foregoing converted into U.S. dollars based on the rates quoted by Bloomberg on the date of the Closing.

(c) Confirmation of Net Debt and Milestone Consideration Adjustment.

(i) As promptly as possible, but in any event by September 30, 2019, Shareholders’ Representative shall prepare and deliver to Purchaser or its designee a schedule (the “Closing Schedule”) setting forth its good faith calculation of: (A) actual Cash at June 30, 2019, (B) actual Net Debt of the Company at June 30, 2019, and (C) based on the actual Cash and actual Net Debt at June 30, 2019, the final amount of the Milestone Consideration Adjustment.

(ii) If Purchaser desires to dispute the Closing Schedule, then within forty-five (45) days following the delivery by the Shareholders’ Representative of the Closing Schedule (the “Dispute Notice Period”), Purchaser shall deliver to the Shareholders’ Representative a written notice (for the purposes of this Section 1.4, a “Dispute Notice”), which shall set forth in reasonable detail those items in the Closing Schedule that Purchaser disputes, along with reasonable supporting documentation and calculations therefor. If Purchaser does not deliver a Dispute Notice within the Dispute Notice Period, then the calculations of Cash and Net Debt (each as at 30 June 2019), and the resulting calculation of the Milestone Consideration Adjustment, shall be deemed to be accepted by Purchaser as final, and shall thereafter be referred to as the “Final Closing Cash,” the “Final Net Debt” and the Milestone Consideration Adjustment.

(iii) If the Shareholders’ Representative disputes all or any portion of Purchaser’s proposed modification of the Closing Schedule or the calculations set forth thereon, then Shareholders’ Representative shall notify Purchaser in writing of such dispute setting forth in reasonable detail those items that Shareholders’ Representative disputes, and the Shareholders’ Representative and Purchaser shall negotiate in good faith to reach an agreement during the thirty (30)-day period immediately following the Shareholders’ Representative’s receipt of the Dispute Notice (and all such discussions related thereto shall, unless otherwise agreed by Purchaser and the Shareholders’ Representative, be governed by Rule 408 of the Federal Rules of Evidence).

(iv) If, within the thirty (30)-day negotiation period described in Section 1.4(c)(iii) Purchaser and the Shareholders’ Representative are unable to reach an agreement on the Closing Schedule and the calculations set forth thereon, then Purchaser and the Shareholders’ Representative shall promptly thereafter cause a recognized accounting firm reasonably satisfactory to Purchaser and the Shareholders’ Representative (an “Accounting Arbitrator”) to review the disputed items or amounts for purposes of calculating the Milestone Consideration Adjustment. The Accounting Arbitrator shall, under the terms of its engagement, have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information by Purchaser and the Shareholders’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice), and the calculation of Final Closing Cash, Final Net Debt and the resulting Milestone Consideration Adjustment shall be based solely on the resolution of such disputed items by the Accounting Arbitrator. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction. Each of Purchaser and the Shareholders’ Representative shall bear that percentage of the fees, costs and expenses of the Accounting Arbitrator equal to the proportion (expressed as a percentage) of the dollar value of the disputed amount of the Milestone Consideration Adjustment determined in favor of the other party by the Accounting Arbitrator. For purposes of this Agreement, “Final Cash” means the Cash at June 30, 2019 as finally determined pursuant to this Section 1.4(c) and “Final Net Debt” means the Net Debt at June 30, 2019 as finally determined pursuant to this Section 1.4(c).

1.5 Milestone Payments.

(a) Following the Closing, the Shareholders shall be entitled to receive from Purchaser the Milestone Stock Consideration, to the extent each Milestone is achieved and the corresponding portion of the Adjusted Milestone Consideration becomes due and payable pursuant to the terms and conditions set forth in this Section 1.5 and Annex E.

(b) On March 31 of each year, commencing in 2021 and through and including 2024, Purchaser shall deliver to the Shareholders’ Representative a notice (the “Milestone Payment Notice”), describing the percentage of each Milestone achieved within the prior calendar year, if any (without double counting achievement in prior years), and setting forth Purchaser’s good faith calculation of the amount, if any, payable in respect of the prior calendar year’s achievement, which shall equal (i) the percentage of the Distributor Milestone achieved in such calendar year multiplied by the Adjusted Distributor Milestone Consideration, plus (ii) the percentage of Annual Total Revenue Milestone achieved in such calendar year multiplied by the Adjusted Annual Total Revenue Milestone Consideration, plus (iii) the percentage of the Annual EBITDA Milestone achieved in such calendar year multiplied by the Adjusted Annual EBITDA Milestone Consideration, plus (iv) the percentage of the Debt and Equity Milestone achieved in such calendar year multiplied by the Adjusted Debt and Equity Milestone Consideration, minus (v) the aggregate amount of any liability of the Shareholders that relate to all Shareholders and not individual Shareholders under Section 8.2(a), to the extent not previously reduced from any prior year’s Adjusted Milestone Consideration, and plus (vi) the Estonian Share Gain, if any, to the extent not previously added to any prior year’s Adjusted Milestone Consideration (the “Adjusted Milestone Consideration”). The Milestone Payment Notice shall also include a schedule (the “Milestone Allocation Schedule”) setting forth (A) the portion of the Adjusted Milestone Consideration allocable to each Shareholder and to Translink, which shall be equal to the Milestone Percentage for each Shareholder or Translink multiplied by the Adjusted Milestone Consideration, as further reduced for any individual Shareholder by the amount of any liability that relates to that individual Shareholders and not all Shareholders under Section 8.2(a), to the extent not previously reduced from such Shareholder’s portion of the Adjusted Milestone Consideration in a prior year (each such portion, a “Milestone Consideration Allocation”), and (B) the number of shares of Purchaser Common Stock issuable to each Shareholder and to Translink, which shall be that whole number of shares of Purchaser Common Stock, rounded down to the nearest share, equal to the quotient obtained by dividing the Milestone Consideration Allocation for such Shareholder or Translink by the applicable Milestone Share Price (the total shares of Purchaser Common Stock issuable pursuant to the foregoing calculation in connection with the achievement of the Milestones, the “Milestone Stock Consideration” and, together with the Adjusted Closing Stock Consideration, the “Purchaser Shares”).

(c) If the Shareholders’ Representative disputes Purchaser’s calculations as set forth in the Milestone Payment Notice or the Milestone Allocation Schedule, then the Shareholders’ Representative shall deliver to Purchaser, within five (5) Business Days following receipt of the Milestone Payment Notice, a written statement, which shall set forth in reasonable detail those items in the Milestone Payment Notice and Milestone Allocation Schedule that the Shareholders’ Representative disputes, along with reasonable supporting documentation therefor, which statement shall be a Dispute Notice for the purposes of this Section 1.5. If the Shareholders’ Representative does not deliver such written statement within five (5) Business Days after receipt of the Milestone Payment Notice, then Purchaser’s calculations as provided in the Milestone Payment Notice and Milestone Allocation Schedule shall be deemed final and binding on Purchaser, the Shareholders’ Representative and the Shareholders.

(d) If Purchaser disputes all or any portion of the Shareholders’ Representative’s proposed modification of the Milestone Payment Notice or the Milestone Allocation Schedule or the calculations set forth thereon, then Purchaser shall notify the Shareholders’ Representative in writing of such dispute setting forth in reasonable detail those items that Purchaser disputes, and the Shareholders’ Representative and Purchaser shall negotiate in good faith to reach an agreement during the thirty (30)-day period immediately following Purchaser’s receipt of the Dispute Notice (and all such discussions related thereto shall, unless otherwise agreed by Purchaser and the Shareholders’ Representative, be governed by Rule 408 of the Federal Rules of Evidence).

(e) If, within the thirty (30)-day negotiation period described in Section 1.5(d), Purchaser and the Shareholders’ Representative are unable to reach an agreement on the Milestone Payment Notice and the Milestone Allocation Schedule and the calculations set forth thereon, then Purchaser and the Shareholders’ Representative shall promptly thereafter cause an Accounting Arbitrator to review the disputed items or amounts for purposes of calculating Purchaser Common Stock payable to each Shareholder. The Accounting Arbitrator shall, under the terms of its engagement, have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information by Purchaser and the Shareholders’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice), and the final Milestone Allocation Schedule and the calculation of Purchaser Common Stock payable to each Shareholder shall be based solely on the resolution of such disputed items by the Accounting Arbitrator. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction. Each of Purchaser and the Shareholders’ Representative shall bear that percentage of the fees, costs and expenses of the Accounting Arbitrator equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other party by the Accounting Arbitrator.

(f) The right of the Shareholders or Translink to receive any portion of the Adjusted Milestone Consideration (A) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon the Shareholders only the rights of a general unsecured creditor under applicable state law), (B) will not be represented by any form of certificate or instrument, (C) does not give the Shareholders, Translink or any of their Affiliates any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of a Person’s equity securities, (D) is not redeemable, and (E) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of except by operation of law or with Purchaser’s prior written consent (and any transfer in violation of this Section 1.5 shall be null and void.

1.6 Transfer Taxes. All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the Transactions effected by the Parties under this Agreement (including both the sale of the Company Shares and the issue by Purchaser of any amounts of the Purchaser Shares) (together, “Transfer Taxes”) shall be paid at the time such Transfer Taxes become due by Purchaser, with respect to all Finnish Transfer Taxes, and by the applicable Shareholders to which such Transfer Taxes relate, with respect to all other Transfer Taxes. Subject to Purchaser’s obligation to remit the payment for and file the related notification concerning the Finnish Transfer Taxes pursuant to Section 1.3(e), the Shareholders shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required or advisable by applicable Legal Requirements, Purchaser shall be permitted to carry out or participate in the execution of any such Tax Returns and other documentation.

Article II
REPRESENTATIONS AND WARRANTIES By THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedule attached hereto (each section of which (i) qualifies the specifically identified Sections or subsections of this Agreement to which such disclosure schedule relates and shall be deemed to qualify, and be disclosed and incorporated in, each other Section and subsection of this Agreement solely to the extent its applicability to such other Section or subsection is reasonably apparent on its face to a reader who is unfamiliar with the Company and the contents underlying the Company Disclosure Schedules, and (ii) shall be deemed for all purposes to be part of the representations and warranties made hereunder) (the “Company Disclosure Schedules”), the Company and the Shareholders hereby, upon the execution of this Agreement and at the Closing, represent and warrant to Purchaser as follows:

2.1 Organization and Good Standing.

(a) The Company is a Finnish limited company, validly existing and in good standing under the laws of its place of incorporation or formation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted at the Closing Date. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) A complete and correct list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or formation, amount of authorized share capital, and record and beneficial owners of outstanding shares therein are set forth in Section 2.1(b) of the Company Disclosure Schedules. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the applicable Legal Requirements of the jurisdiction of its incorporation or formation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted at the Closing Date. Each of the Company’s Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Except to the extent set forth in Section 2.1(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owns, or has in the past owned, beneficially or otherwise, directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any Liability of, any Person.

2.2 Trade Register extract and Company Charter; Minute Books.

(a) The Company has made available to Purchaser a complete and correct copy of the Trade Register extract, the Company Charter and the other certificates of incorporation and the bylaws, or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Trade Register extract, the Company Charter and such other certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation (including the Company Charter, in the case of the Company), bylaws or equivalent organizational documents

(b) The Company has made available to Purchaser complete and correct copies of the minutes and resolutions of the Company, and such minutes and resolutions are in the possession of the Company. The minute books of the Company and its Subsidiaries contain complete and correct copies of all minutes of meetings of and actions by the shareholders of the Company or its Subsidiaries, the board of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries, and all committees of such boards (or equivalent governing bodies) of the Company and its Subsidiaries, and accurately reflect all corporate actions of the Company and its Subsidiaries which are required by applicable Legal Requirement, their respective certificates of incorporation or bylaws or other governing documents to be passed upon by the shareholders of the Company or its Subsidiaries, the board of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries, or any committee of such boards (or equivalent governing bodies) of the Company and its Subsidiaries.

2.3 Capitalization.

(a) At the Closing Date, the registered share capital of the Company is €390,129.16 and there are in total 39,012,916 Company Shares issued and outstanding.There are in total 36,858,782 Company Shares issued and outstanding on the date hereof. The Shareholders are legal owners of the Company Shares, which constitute all of the outstanding shares of the Company, are set forth in Section 2.3(a) of the Company Disclosure Schedules, indicating the number and series of Company Shares held by each Shareholder.

(b) Except for (x) the Options set forth in Section 2.3(a) of the Company Disclosure Schedules, (y) the Agrimax Convertible Loan, which in the aggregate shall convert into 1,391,833 Company Shares effective immediately prior to the Closing, and (z) the share capital set forth in Section 2.1(b) of the Company Disclosure Schedules and Company Shares and share capital set forth in Section 2.3(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue, or is obligated to issue, any: (i) share capital or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of Company Shares or other equity or ownership interests, or plan or program authorizing or contemplating any of the foregoing; (iii) share appreciation right, phantom shares, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based or equity-linked award or right, or plan or program authorizing or contemplating any of the foregoing; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued shares or share capital or other equity or ownership interests of the Company or any of its Subsidiaries.

(c) Each Company Share or other equity or ownership interest of the Company (including each Company Share to be issued upon Conversion) and each of its Subsidiaries: (i) is (or, in the case of Company Shares to be issued upon the Conversion, will be) duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of all Liens and (ii) has been offered, sold and delivered by the Company or a Subsidiary of the Company in compliance with all applicable Legal Requirements and any applicable contractual restrictions. There are no declared or accrued but unpaid dividends or other distributions with respect to any Company Shares or other security of the Company.

(d) There are no shareholder agreements, investors rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements and all other similar agreements or Contracts to which either the Company or any Subsidiary is a party or by which it is bound relating to the transfer, voting or registration of any shares of capital stock or any other securities of the Company or any of its Subsidiaries and no shareholder or other security holder of the Company is party to such an agreement.

(e) The Company has made available to Purchaser complete and correct copies of the shareholder registers of each of the Company and its Subsidiaries. Such shareholder registers of each of the Company and its Subsidiaries accurately reflect all transactions in the shares and other equity interests of the Company and its Subsidiaries.

(f) The Company has not issued physical share certificates in respect of the Company Shares.

(g) The Company and its Subsidiaries and the transactions contemplated hereby are not, and by the passage of time will not be, subject to a right of notice, right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) to and in favor of a third party with respect to an Acquisition Proposal or a potential Acquisition Proposal or that could otherwise affect, threaten the compliance of any of the exclusivity obligations under Section 9.3, or cause any delays in the consummation of the transactions contemplated hereby.

(h) Section 2.3(h) of the Company Disclosure Schedules sets forth a detailed list of each party to whom Indebtedness is owed by the Company and the outstanding amount of such Indebtedness as of the date hereof.

2.4 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement, any other agreement contemplated hereby to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and any agreements contemplated hereby to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (including any approvals required under the Company Charter) and no further corporate or other action is required on the part of the Company or the Shareholders to authorize this Agreement or any agreements contemplated hereby to which the Company is a party or to consummate the Transactions. This Agreement and each of the agreements contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (collectively, the “Enforceability Limitations”).

2.5 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and each of the other documents and agreements contemplated hereby to which the Company is or will become a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the Company Charter or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, could reasonably be expected to become a material default or material breach) under, require any consent of or notice to any Person pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, or otherwise adversely affect the rights of the Company or any of its Subsidiaries under, or result in the loss of a material benefit under, any Contract or Company Permit.

(b) The execution, delivery and performance by the Company or any of its Subsidiaries of this Agreement and each of the documents and agreements contemplated hereby to which the Company or any of its Subsidiaries is or will be a party, and the consummation of the transactions contemplated hereby and thereby by the Company and its Subsidiaries do not, and the performance of this Agreement by the Company and its Subsidiaries will not, require any consent, approval, authorization license or permit (each, a “Permit”) of, or filing with or notification to, any counterparty to a Material Contract, any Governmental Entity for such performance or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for those consents, approvals, authorizations, permits, filings or notifications listed in Section 2.5(b) of the Company Disclosure Schedules.

2.6 Compliance with Applicable Law; Permits.

(a) Each of the Company and its Subsidiaries is and has at all times been in compliance with all applicable Legal Requirements except where the failure to be so in compliance would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, nor to the Knowledge of the Company is there any reasonable basis for, any notice, order, complaint or other communication from any Governmental Entity or any other Person that the Company or any of its Subsidiaries has any Liability under any applicable Legal Requirement or that it is not or has at any time not been in compliance with any applicable Legal Requirement. No investigation or review by any Governmental Entity regarding a violation of any applicable Legal Requirements with respect to the Company or any of its Subsidiaries has occurred, is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company there is no reasonable basis therefor.

(b) Each of Company and each of its Subsidiaries is in possession of all Permits necessary for the Company or its Subsidiaries to lawfully own, lease and operate its properties and to lawfully carry on its business as it is now being conducted and is proposed to be conducted at the Closing Date (the “Company Permits”), a complete and correct list of which is set forth in Section 2.6(b) of the Company Disclosure Schedules. Each of Company and each of its Subsidiaries is and has at all times been in material compliance with all such Company Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Company Permit has occurred, is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company there is no basis therefor. The Company and its Subsidiaries will continue to have the use and benefit of all Company Permits following consummation of the Transactions.

2.7 Financial Statements.

(a) Section 2.7(a) of the Company Disclosure Schedules sets forth complete and correct copies of (i) the unaudited (under Finnish GAAP) balance sheet and income statement of the Company as at fiscal year-end December 31, 2017 and the audited (under Finnish GAAP) balance sheet and income statement of the Company as at fiscal year-end December 31, 2018 (accompanied by the report thereon of BDO Oy, the independent auditor of the Company), together with all related notes and schedules thereto (the items in this clause (i), collectively the “Company Financial Statements”), (ii) the unaudited balance sheet and income statement of the Company as at March 31, 2019 (the “Interim Balance Sheet Date”) (the items in this clause (ii), collectively the “Interim Company Financial Statements”) and (iii) the unaudited consolidated balance sheets and the statements of income as at fiscal year-end December 31, 2017 and December 31, 2018 of the Company and its Subsidiaries, together with all related notes and schedules thereto (the items in this clause (iii), collectively the “Consolidated Financial Statements”), and (iv) the unaudited consolidated balance sheet and statements of income of the Company and its Subsidiaries income statement of the Company as at March 31, 2019 (the items in this clause (iv), collectively the “Interim Consolidated Financial Statements” and, together with the Company Financial Statements, the Interim Company Financial Statements and the Consolidated Financial Statements, the “Financial Statements”).

(b) Each of the Financial Statements (i) are complete and correct in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) where such Financial Statements have been audited and subject to any qualification by the relevant auditor of such audited Financial Statements present a true and fair view of the Company’s financial position and have been prepared in accordance with Finnish generally accepted accounting principles (fi: hyvä kirjanpitotapa), including but not limited to the Finnish Accounting Act (No. 30.12.1997/1336, as amended) (“Finnish GAAP”), with respect to the Company Financial Statements and the Interim Financial Statements, with respect to the Consolidated Financial Statements and Interim Consolidated Financial Statements, in each case as applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position and results of operations of the Company and, with respect to the Consolidated Financial Statements and the Interim Consolidated Financial Statements, its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Company Financial Statements and Interim Consolidated Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material to the Company and its Subsidiaries. The statements of income contained in the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business consistent with past practice, except as expressly specified therein.

2.8 Absence of Changes. Since the Interim Balance Sheet Date (such balance sheet as of the Interim Balance Sheet Date the “Balance Sheet”), other than actions expressly required to be taken pursuant to this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice; (b) there has not been any event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1 (Affirmative Conduct of Business of the Company) and Section 5.2 (Restrictions on Conduct of Business of the Company)

2.9 No Undisclosed Liabilities. Except as and to the extent adequately accrued or reserved against in the Balance Sheet, neither the Company nor any of its Subsidiaries has any Liability, except for any Liability (a) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet (b) for performance obligations under executory Contracts (other than as a result of a breach thereof) or (c) incurred by the Company in connection with the transactions contemplated by this Agreement and treated as a Third Party Expense.

2.10 Litigation. No Action against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, or any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions as such, has occurred, is pending or to the Knowledge of the Company threatened, and to the Knowledge of the Company there is no basis for any such Action. No Action seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or any of the documents or agreements contemplated hereby has occurred, is pending or to the Knowledge of the Company threatened, and to the Knowledge of the Company there is no basis for any such Action. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or to the Knowledge of the Company threatened investigation by, any Governmental Entity relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the documents or agreements contemplated hereby. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person and to the Knowledge of the Company there is no basis for any such Action.

2.11 Employee Benefits.

(a) Neither the Company nor any of its Subsidiaries operates any Employee Plan other than stock options granted by the Company to Kalle Virta and TT Metals Oy owned by Toni Murtoniemi and a Sales Commission Plan concerning all employees of the Company and its Subsidiaries but in which none of Matti Tiainen, Toni Murtoniemi and Fredrik Engvall operate. For purposes of this Agreement, “Employee Plan” includes all compensatory arrangements, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance (other than statutory medical insurances and pensions insurances required to be provided to employees of the Company or any Subsidiary in accordance with any Legal Requirement), supplemental retirement, severance or other benefit plans, programs or arrangements.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment becoming due to any current or former employee, consultant, independent contractor or director of the Company or any Subsidiary of the Company.

(c) The Company and each Subsidiary has materially complied and materially complies with all service and employment contracts, and with all relevant Legal Requirements and collective bargaining agreements applicable to employment, labour, working conditions or relationship between an employer and an employee. No claims, investigations or proceedings concerning breach of any such contracts, schemes, programs, Legal Requirements or collective bargaining agreements have been or are pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. No circumstances giving rise to any such breach, claims, investigations or proceedings have arisen.

(d) The Company and each Subsidiary has complied and complies with the Finnish Act on Commercial Representatives and Salesmen (No. 417/1992, as amended) and other equivalent or similar local laws, and has paid all compensations and payments payable thereunder, and has not terminated any contract with such commercial representative or salesman.

(e) The Company and each Subsidiary has paid all contributions required to be paid for pension liabilities (including liabilities for part-time, unemployment and disability retirement) under contracts, Legal Requirements or collective bargaining agreements and has covered by insurance or by making full reserves in the relevant accounts for all unpaid or uncovered current and future pension liabilities. Neither the Company nor any Subsidiary will incur any pension liability in excess of the contributions paid, the payment terms of insurance policies and the reserves formed in the Financial Statements for its pension liabilities.

(f) Neither the Company nor any Subsidiary has entered into any contract or arrangement with or for the benefit of any employee, or a consultant or other service provider, except for normal service or employment contracts entered into in the Ordinary Course of Business or otherwise disclosed to Purchaser prior to the date hereof, or has given any guarantee, assets, property, Lien or letter of comfort to or incurred any other liability or indemnity for the benefit of any employee, or a consultant or other service provider.

2.12 Labor Matters.

(a) List of Employees, Consultants and Service Providers. Section 2.12(a) of the Company Disclosure Schedules contains a list of the name of each employee, consultant, or other service provider of the Company and each of its Subsidiaries, and such Person’s (i) work location, (ii) employing entity, (iii) whether such Person is an employee, or a consultant or other service provider, (iv) job title or position, (v) annualized base salary or regular hourly rate, as applicable (in the case of an employee) or other compensation details (in case of a consultant or other service provider), (vi) incentive or bonus arrangements, if any, (vii) taxable fringe benefits, if any, and (viii) date of hire or engagement; provided, that, to the extent applicable privacy or data protection Legal Requirements would prohibit the disclosure of certain personally identifiable information without the individual’s consent, Section 2.12(a) of the Company Disclosure Schedules shall specify such legal prohibition and shall provide such information in de-identified form in compliance with applicable Legal Requirements. No such Person has terminated or has advised the Company or any of its Subsidiaries of such Person’s intention to terminate such Person’s relationship or status as an employee, consultant or other service provider of the Company or any of its Subsidiaries for any reason, including because of the consummation of the transactions contemplated by this Agreement and the Company and its Subsidiaries have no plans or intentions as of the date hereof to terminate any such employee, consultant or other service provider. All employees, consultants, or other service providers of the Company and its Subsidiaries are lawfully entitled to work for the Company or the applicable Subsidiary of the Company without restriction or any visa, permit or consent being required. There are no profit-sharing, bonus schemes, incentive programs, severance pay, deferred compensation arrangements, holiday entitlements, pensions, retirement plans or other benefits or liabilities with respect to any employee, or a consultant or other service provider) in excess of those provided by relevant Laws or collective bargaining agreements, except as set out in Schedule 2.12(a).

(b) Key Individuals. There are no Key Individuals other than those set out in Annex B. No Key Individual has been dismissed or has announced his/her termination of his/her service or employment in the Company or any Subsidiary.

(c) Classification. Except for the respective Key Individuals performing services under the Consultancy Agreements, all individuals who are or were performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified under all applicable Legal Requirements by the Company or such Subsidiary as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be. At the Closing Date, with respect to those individuals still performing consulting services for the Company or any of its Subsidiaries as of the Closing Date, such individuals will qualify for such classification. All individuals who are or were classified as “employees” of the Company or any of its Subsidiaries are or were correctly classified under all applicable Legal Requirements by the Company or such Subsidiary, as exempt or non-exempt, as the case may be.

(d) Compliance with Laws and Collective Bargaining Agreements. Each of the Company and its Subsidiaries is and has at all times been in material compliance with all Labor and Employment Laws. Neither the Company nor any of its Subsidiaries has any Liability under any Labor and Employment Laws and attributable to an event occurring or a state of facts existing prior to the date hereof, including but not limited to Liability which has been incurred by the Company or any of its Subsidiaries, but remains to be discharged, for breach of an employment contract with an employee or breach of any Labor and Employment Laws. There is no collective bargaining agreement or similar agreement currently applicable to the Company or any of its Subsidiaries other than the Collective agreement for senior salaried employees in the Finnish chemical industries binding on the Company. Each of the Company and its Finnish Subsidiary is and has at all times been in all respects in compliance with such collective bargaining agreement.

(e) Claims. There are no Actions or other formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity against the Company pertaining to any employee and, to the Knowledge of the Company, there is no basis therefor. Neither the Company nor any Subsidiary has terminated any employments on collective grounds or otherwise, nor is obliged to re-employ or re-engage any employee.

(f) Certain Loans. There are no outstanding loans or advances from the Company or any of its Subsidiaries to employees or shareholders of the Company or any of its Subsidiaries.

(g) Unions. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, workers council, labor organization or other employee representative body in order to consummate the transactions contemplated by this Agreement. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, workers council, labor organization or other employee representative body in order to consummate the transactions contemplated by this Agreement. Neither the Company nor its Subsidiaries are members of any employer’s organization and has no formal contact with any union or employee organization. Furthermore, the Company or its Subsidiaries have no formal employee representation, works council or similar in place.

(h) Disputes. (i) No labor strike, lock-out, industrial dispute, trade dispute or other dispute, slow down or stoppage against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries is or has been involved in any negotiation regarding a claim with any labor union or other body representing employees or former employees of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has ever received any demand letters, civil rights charges, suits, drafts of suits, complaints or other communications related to claims made by any of its current or former employees or directors, consultants, or other service providers, whether or not before a Governmental Entity and, to the Knowledge of the Company, there is no basis therefor.

(i) Early Retirement No resolutions or applications have been made or may reasonably be expected to be made for early retirement (including part-time, unemployment or disability retirement) of any employee.

(j) Benefits for Past Service. There is no former employee, director or other service provider of the Company or any of its Subsidiaries who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company, any of its Subsidiaries or otherwise) relating to such former employee’s employment or such former director’s or service provider’s service relationship with the Company or any of its Subsidiaries except as is required under COBRA or by other applicable Legal Requirements.

2.13 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any Real Property.

(b) Leased Real Property. Section 2.13(b) of the Company Disclosure Schedules sets forth a complete and correct list of all Leased Real Property (each, a “Real Property Lease”). The Company and each of its Subsidiaries have the valid right to occupy and use all Leased Real Property, in each case, free and clear of all Liens and adverse Governmental Orders. All rent and other sums and charges payable by the Company or any of its Subsidiaries as tenant under the leases of Leased Real Property are current. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to any Leased Real Property that are required to be removed (or of which any landlord or sub-landlord could require removal) at the termination of the applicable lease term. All of the Leased Real Property is adequately maintained and suitable in all material respects for the purpose of conducting the business of the Company and its Subsidiaries. No parcel of Leased Real Property is subject to any decree or order of a Governmental Entity to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity nor, to the Knowledge of the Company, has any such action been proposed. Each Real Property Lease will remain valid and biding in accordance with its terms following the Closing. The Company has made available to Purchaser complete and correct copies of Real Property Leases, including all modifications, amendment and supplements thereto.

2.14 Environmental Matters. Each of the Company and its Subsidiaries is and has at all times been in compliance with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has ever been subject to an investigation or review regarding a violation of any Environmental Law by any Governmental Entity, or received any notice, letter, complaint or other communication alleging that the Company or any of its Subsidiaries has any Liability under any Environmental Law or that the Company or any of its Subsidiaries is not or has at any time not been in compliance with any Environmental Law and, to the Knowledge of the Company, there is no reasonable basis therefor. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that constitute a violation by the Company or any of its Subsidiaries of, or are reasonably likely to prevent or interfere with the Company’s or its Subsidiaries’ future compliance with, any Environmental Laws. None of the properties leased or operated by the Company or any of its Subsidiaries (including soils and surface and ground waters) is contaminated with any Hazardous Substance.

2.15 Intellectual Property.

(a) Fundamental IP Representations.

(i) General

(1) Section 2.15(a)(i)(1) of the Company Disclosure Schedules sets forth, for the Intellectual Property and Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries, in whole or in part, including jointly with others (and such schedule specifies whether such Intellectual Property or Intellectual Property Right is owned solely by, owned jointly by, or licensed to the Company or any of its Subsidiaries), a complete and correct list of all (A) Patents, indicating for each Patent the applicable owner, jurisdiction, registration number (or application number) and date issued (or date filed), (B) Trademarks, indicating for each Trademark that is registered or the subject of an application for registration the applicable owner, jurisdiction, registration number (or application number) and date issued (or date filed) and (C) Copyrights that are registered or the subject of an application for registration, indicating for each the applicable owner, jurisdiction, registration number (or application number) and date issued (or date filed) (collectively, “Registered Intellectual Property”). All necessary registration, maintenance and renewal fees with respect to all Registered Intellectual Property have been paid to date, and all necessary affidavits, responses, recordations, certificates, and other documents as of the date of this Agreement have been filed for the purposes of obtaining, maintaining, perfecting, preserving or renewing any of the Registered Intellectual Property. Except to the extent set out in Section 2.15(a)(i)(1) of the Company Disclosure Schedules, there are no actions that must be taken by the Company or any of its Subsidiaries within one hundred and twenty (120) days following the Closing, including the payment of any registration, maintenance or renewal fees, transfer of title fees or compensations, or the filing of any affidavits, responses, recordations, certificates or other documents, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any of the Registered Intellectual Property. Each item of Registered Intellectual Property has been prosecuted in compliance in all material respects with all applicable rules, policies, and procedures of the applicable Governmental Entity.

(2) All right, title and interest in and to any Intellectual Property relating to the business of the Company and its Subsidiaries or their reasonably anticipated research and development that is or was created, developed, written, invented, conceived or discovered by the employees, consultants or contractors and that pursuant to law belong to the Company have been assigned pursuant to law to the Company without any limitations or encumbrances. There has been no disclosure by the Company or any of its Subsidiaries or its or their respective current or former employees, consultants, contractors or advisors of its or their respective confidential information or its or their respective Intellectual Property that would compromise the status or protectibility of such Intellectual Property or the confidentiality of the confidential information. No present or former employee, officer, consultant, contractor, or advisor of the Company or any of its Subsidiaries has any ownership, license or other right, title, or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

(3) All of the Registered Intellectual Property (other than applications for Patent or for Copyright or Trademark registration) are valid, subsisting and enforceable. The Company or one of its Subsidiaries is the owner of all right, title and interest in and to all Registered Intellectual Property (other than Intellectual Property or Intellectual Property Right that is identified in Section 2.15(a)(i)(1) of the Company Disclosure Schedules as licensed to the Company or one of its Subsidiaries from a third party) and all other Intellectual Property and Intellectual Property Rights used or otherwise practiced or exploited by the Company or any of its Subsidiaries (other than Intellectual Property or Intellectual Property Rights that the Company or any of its Subsidiaries uses under a valid and enforceable Inbound License Agreement) (collectively, the “Owned Intellectual Property”). All Owned Intellectual Property is free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims, rights or interests of any kind or nature and is freely transferable and assignable by the Company or its applicable Subsidiaries without payment of any kind to any Person. Neither the Company nor any of its Subsidiaries has received any written notice or claim, nor to the Knowledge of the Company any other notice or claim, challenging the Company’s or any of its Subsidiaries’ complete and exclusive ownership of any Owned Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. Neither the Company nor its Subsidiaries have received any written notice or claim, nor to the Knowledge of the Company any other notice or claim, challenging or questioning the validity or enforceability of any Intellectual Property or Intellectual Property Right owned or used by the Company or any of its Subsidiaries or indicating an intention on the part of any Person to bring a claim that any such Intellectual Property or Intellectual Property Right is invalid, is unenforceable or has been misused, and no Intellectual Property or Intellectual Property Right owned or used by the Company or any of its Subsidiaries has been challenged or threatened in any way.

(ii) Patents.

(1) Each Patent of the Company and its Subsidiaries is and has been at all times in compliance with all applicable Legal Requirements (including payment of correct filing, examination, and maintenance fees and proofs of working or use), other than any requirement that, if not satisfied, would not result in a revocation or lapse or affect the enforceability of such Patent.

(2) No Patent of the Company or any of its Subsidiaries has been or is now involved in any interference, reissue, reexamination or opposition proceeding in either the United States Patent and Trademark Office or any corresponding Governmental Entity elsewhere. No such action has been threatened. No Patent of the Company or any of its Subsidiaries is subject to any compulsory license.

(3) There is no Patent or Copyright of the Company or any of its Subsidiaries which is based on an invention or work of any past or current director(s), employee(s), consultant(s), contractor(s) or advisor(s) of the Company or any of its Subsidiaries, for which the Company or any of its Subsidiaries owes any compensation or remuneration to such director(s), employee(s), consultant(s), contractor(s) or advisor(s) in relation to such invention or work. The Company and its Subsidiaries have complied with all mandatory provisions under applicable legislation concerning payment of compensation to employees for employee inventions, and there are no inventions for which the Company or any of its Subsidiaries owes any compensation to its former or current employees. There is no Patent or other Intellectual Property or Intellectual Property Right on which any part of the business of the Company or any of its Subsidiaries relies, or of which any part of the business of the Company or any of its Subsidiaries is dependent, in each case as currently conducted and proposed to be conducted, which is held by a current or former director, employee, consultant, contractor, or advisor of the Company or any of its Subsidiaries, or any other Person.

(iii) Trade Secrets. The Company and its Subsidiaries have taken all necessary and appropriate steps in accordance with all applicable Legal Requirements relating to trade secrets to protect their rights in their Trade Secrets. The Company and its Subsidiaries have taken all necessary and appropriate steps to protect their rights in the Trade Secrets of third parties in accordance with the terms of any agreements or understandings relating to such third party Trade Secrets to which the Company or any of its Subsidiaries is a party or which otherwise bind the Company or any of its Subsidiaries.

(iv) Intellectual Property Agreements.

(1) “Inbound License Agreement” means any agreement under which a third party grants, or agrees to grant, to the Company or any of its Subsidiaries any licenses or other rights in or to any Intellectual Property or any Intellectual Property Right. Section 2.15(a)(iv)(1) of the Company Disclosure Schedules sets forth a complete and correct list of all Inbound License Agreements, other than licenses to the Company or any of its Subsidiaries of software that is commercially available on reasonable terms to any Person for a license fee, royalty or other consideration of no more than $1,000 per copy or user (each, a “Non-Negotiated Software Contract”).

(2) “Outbound License Agreement” means any agreement under which the Company or any of its Subsidiaries grants, or agrees to grant, licenses or other rights in or to any Intellectual Property or any Intellectual Property Right. Section 2.15(a)(iv)(2) of the Company Disclosure Schedules sets forth a complete and correct list of all Outbound License Agreements, other than Contracts entered into with customers and resellers of the Company in the ordinary course of business consistent with past practice, indicating for each the effective date, title and the parties thereto. Neither the Company nor any of its Subsidiaries has granted any sublicense to any third party under any Intellectual Property or Intellectual Property Right.

(3) There is no outstanding or threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement. Complete and correct copies of all Inbound License Agreements that are required to be listed on Section 2.15(a)(iv)(1) of the Company Disclosure Schedules and all Outbound License Agreements that are required to be listed on Section 2.15(a)(iv)(2) of the Company Disclosure Schedules have been made available to Purchaser. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Inbound License Agreement or Outbound License Agreement or Outbound License Agreement, as the case may be is in breach or default of such Inbound License Agreement. The Inbound License Agreements and Outbound License Agreements are in full force and effect and valid and enforceable in accordance with their terms.

(4) There is no Contract, judicial decree, arbitral award or other provision or requirement that obligates the Company or any of its Subsidiaries to grant licenses in the future with respect to any currently existing or future Intellectual Property or Intellectual Property Right.

(5) None of the execution, delivery and performance of this Agreement and each of the other documents and agreements contemplated hereby, and the consummation of the Transactions, or any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound, will give rise under any circumstances to any license, transfer, assignment, grant of rights, restriction, Lien, covenant, obligation or transaction that relates in any way to any Intellectual Property or Intellectual Property Right of Purchaser or any of its Affiliates (other than the Company and its Subsidiaries), or to any obligation to license, transfer, assign, grant rights under, grant any Lien, incur any obligation (including any obligation to pay any royalties or other amounts) or enter into any other transaction that relates in any way to any such Intellectual Property or Intellectual Property Right.

(v) Sufficiency of Intellectual Property Assets. The Owned Intellectual Property and the Intellectual Property and Intellectual Property Rights licensed to the Company and its Subsidiaries under the Inbound License Agreements constitute all the Intellectual Property and Intellectual Property Rights used or otherwise practiced or exploited in the operation of the business of the Company and its Subsidiaries and constitute all Intellectual Property and Intellectual Property Rights necessary to operate such business at the Closing Date in substantially the same manner as such business has been operated by the Company and its Subsidiaries prior thereto.

(vi) No Infringement by the Company. The Company Products and all Intellectual Property and Intellectual Property Rights used in the business of the Company and its Subsidiaries, and the business of the Company and its Subsidiaries as it is now being conducted and as currently proposed to be conducted (by the Company and its Subsidiaries or by Purchaser and its Affiliates), do not infringe, violate, dilute or constitute the unauthorized use of, and have not infringed, violated, diluted or constituted the unauthorized use of, any rights owned or controlled by any third party, including any Intellectual Property or Intellectual Property Right of any third party. Except as set forth in Section 2.15(a)(v) of the Company Disclosure Schedules, no Action has been initiated or pending, and no notice or other claim, dispute, assertion, allegation or action has been received by the Company or any of its Subsidiaries, alleging that the Company or any of its Subsidiaries have engaged in any activity or conduct that infringes upon, violates, dilutes or constitutes the unauthorized use of, or has infringed upon, violated, diluted or constituted the unauthorized use of, the Intellectual Property or Intellectual Property Right of any third party, and there is no basis for any such Action.

(vii) No Orders. No Intellectual Property or Intellectual Property Right that is owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, injunction, decree, or stipulation restricting the use or other practice or exploitation thereof by the Company or any of its Subsidiaries or, in the case of Intellectual Property or Intellectual Property Right licensed by the Company or any of its Subsidiaries to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any Person.

(viii) No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating or has misappropriated, infringed, diluted or violated any Intellectual Property or Intellectual Property Right owned by or licensed by or to the Company or any of its Subsidiaries. No Action has been initiated or pending, and no notice or other claim, dispute, assertion, allegation or action has been brought in writing or threatened against any third party by the Company or any of its Subsidiaries alleging that such third party has engaged in any activity or conduct that misappropriates, infringes, dilutes or violates any Intellectual Property or Intellectual Property Right owned by or licensed by or to the Company or any of its Subsidiaries.

(ix) Assignment; Change of Control. Neither the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) give rise under any circumstances to any license, transfer, assignment, grant of rights, restriction, Lien, covenant, obligation or transaction that relates in any way to any Intellectual Property or Intellectual Property Right of the Company and its Subsidiaries, or to any obligation to license, transfer, assign, grant rights under, grant any Liens, incur any obligation (including any obligation to pay any royalties or other amounts) or enter into any other transaction that relates in any way to any such Intellectual Property or Intellectual Property Right, (ii) result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the rights of the Company or any of its Subsidiaries to own or otherwise relating to any of their Intellectual Property, Intellectual Property Rights, or rights under any Inbound License Agreement or Outbound License Agreement, or (iii) require the consent of any Governmental Entity or third party.

(x) Universities and SIGs.

(1) Neither the Company nor any of its Subsidiaries has made any contribution to any SIG or is bound by, or has agreed to be bound by, any Contract which purports to assign or license or potentially assign or license Intellectual Property or Intellectual Property Right of the Company or any of its Subsidiaries as a result of any contribution or disclosure to or participation in any SIG.

(2) No SIG (A) owns or otherwise holds or has the right to obtain, any rights to any Owned Intellectual Property or any other Intellectual Property or Intellectual Property Right invented, developed, authored or registered by, for or in contemplation of the Company or any of its Subsidiaries, (B) has imposed or purported to impose, or has the right, whether contingent or otherwise, to impose, any obligations or restrictions on the Company or any of its Subsidiaries (or, following Closing, Purchaser), with respect to the use, practice, sale, licensing, and other exploitation or granting of any such Intellectual Property or Intellectual Property Right, or (C) is or may become entitled to, or has the right, whether contingent or otherwise, to receive any fees, royalties or other payments from the Company or any of its Subsidiaries (or, following Closing, Purchaser), with respect to the use, practice, sale, licensing and other exploitation or granting of any rights in any such Intellectual Property or Intellectual Property Right.

a) The Intellectual Property and Intellectual Property Rights invented, developed, authored or registered by each employee and consultant, of the Company and any of its Subsidiaries outside of his or her work with the Company or any of its Subsidiaries (including, without limitation, in connection with any past or current affiliation with any SIG) does not overlap in any way with any of the Intellectual Property or Intellectual Property Right he or she invented, developed, authored or registered for, on behalf of, or in contemplation of the Company or any of its Subsidiaries, in a manner that such SIG owns or otherwise holds or has the right to obtain, any rights to any Owned Intellectual Property or any other Intellectual Property or Intellectual Property Right invented, developed, authored, or registered by, for or in contemplation of the Company or any of its Subsidiaries.

(b) Non-Fundamental Representations

(i) Trademarks.

(1) Each registered Trademark of the Company and its Subsidiaries is and has been at all times in compliance with all applicable Legal Requirements (including payment of all registration, renewal and other fees and the timely post-registration filing of affidavits of use and renewal applications and timely filing of affidavits as required to cause such Trademarks to become incontestable) other than any requirement that, if not satisfied, would not result in a cancellation of the registration of such Trademark or otherwise affect the use, priority and enforceability of the Trademark in question, the defenses potentially available to any accused infringer thereof, or the remedies potentially available for infringement thereof.

(2) No registered Trademark of the Company or any of its Subsidiaries has been involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office or any corresponding non-U.S. trademark office, department, organization, authority or agency, and no such proceeding has been threatened.

(3) There has been no prior use by any third party of any Trademark used by the Company or any of its Subsidiaries that confers upon said third party rights that are superior or senior to the rights of the Company and its Subsidiaries in such Trademark, or which could threaten the validity of such Trademark.

(4) All Trademarks of the Company and its Subsidiaries registered in the United States, or any other location or jurisdiction have been in continuous use by the Company or one or more of its Subsidiaries in all locations or jurisdictions of such registrations in the form appearing in, and in connection with the goods and services listed in, the registration certificates or renewal certificates, as the case may be, for such Trademarks.

(5) Section 2.15(b)(i)(5) of the Company Disclosure Schedules sets forth a complete and correct list of the common law or unregistered Trademarks of the Company and each of its Subsidiaries. With respect to the Trademarks on such schedule, the Company or one or more of its Subsidiaries have used such Trademarks and the Company has made available documentation to Purchaser evidencing such use.

(ii) Copyrights.

(1) Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including a failure to disclose required information to the United States Copyright Office, or any corresponding Governmental Entity elsewhere, in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of its Copyrights, in each case in a manner that would result in the unenforceability of any Copyright of the Company or any of its Subsidiaries.

(iii) Systems. The computer, information technology and data processing systems, facilities and services used by or for the Company and its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company and its Subsidiaries, including as to capacity and scalability. All Systems are owned, licensed or rightfully possessed by, operated by and under the control of the Company and its Subsidiaries.

(iv) Government Contracts. None of the Intellectual Property, Intellectual Property Rights or technology owned by or exclusively licensed to the Company or any of its Subsidiaries was developed, delivered, or used by the Company or any of its Subsidiaries under or in connection with any Contract with any Governmental Entity. Except for funding provided to the Company by Business Finland, all Intellectual Property, Intellectual Property Right or technology owned by or exclusively licensed to the Company or any of its Subsidiaries was developed at private expense, and no Governmental Entity has obtained, by contract or otherwise, rights in any Intellectual Property or Intellectual Property Right or technology owned by or exclusively licensed to the Company or any of its Subsidiaries that will affect the commercial value thereof.

(v) Universities and SIGs.

(1) Section 2.15(b)(v)(1) of the Company Disclosure Schedule contains a list of each standards-setting organization, university, college, or other educational institution, industry body, consortium, multi-national, bi-national or international Governmental Entity or governmental research center, other multi-party special interest group and any other collaborative or other group, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or part, by any Governmental Entity (each, a “SIG”), (A) in which the Company or any of its Subsidiaries is currently participating or with or for which the Company or any of its Subsidiaries is performing research or development, (B) in which the Company or any of its Subsidiaries has participated or with or for which the Company or any of its Subsidiaries has performed research or development in the past, or (C) to which the Company or any of its Subsidiaries has applied for future participation in or performance of research or development with or for, and a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such organizations, bodies and other activities, copies of all of which have been made available to Purchaser.

(2) No funding, facilities, personnel, Intellectual Property, Intellectual Property Right, research, equipment, or other resources of any SIG has been used in connection with the invention, development, authorship, or registration of any (A) Owned Intellectual Property, or (B) other Intellectual Property or Intellectual Property Right invented, developed, authored or registered by, for or in contemplation of the Company or any of its Subsidiaries.

(3) Without limiting the generality of Section 2.15(b)(v)(2) and Section 2.15(a)(x)(2), except for funding provided to the Company by Business Finland, neither the Company nor any of its Subsidiaries is now, and has not been since the Company’s inception, subject to any terms, conditions, requirements or other criteria under any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any governmental grant programs, or on behalf of or under the authority of any SIG, in each case, for the financing of research and development.

2.16 Taxes.

(a) The Company and its Subsidiaries have duly and timely filed all Tax Returns required to be filed under applicable Legal Requirements in any jurisdiction in which the Company or such Subsidiary is or has been subject to Tax, and such Tax Returns are true, complete and correct in all respects.

(b) Neither the Company nor any of its Subsidiaries has (i) requested or received an extension of time to file any Tax Return (other than automatic extensions of time for filing any Tax Return that are allowable under applicable Legal Requirements or (ii) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) The Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown on any Tax Return or any other Tax filings) required to be paid, and the Company has adequately provided in the Financial Statements and the Interim Financial Statements with respect to the Company and its subsidiaries on a consolidated basis (without regard to any footnotes) for all Taxes accrued through the date of such Financial Statements and Interim Financial Statements that were not yet due and payable as of the date thereof. All Taxes of the Company or any of its Subsidiaries accrued following the end of the most recent period covered by the Financial Statements have arisen in the ordinary course of business consistent with past practice and the unpaid Taxes of the Company and its Subsidiaries will not, as of the Closing Date, exceed that the reserve for Tax liabilities set forth on the face of the Financial Statements and Interim Financial Statements (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

(d) The Company and its Subsidiaries have collected and remitted all applicable sales and use, value added and other indirect Taxes to the appropriate Taxing Authority in any jurisdiction, whether or not registered to collect Tax in such jurisdiction, or obtained any applicable sales or use, value added and other indirect Tax exemption certificates necessary to avoid such collection and remittance obligations.

(e) Each of the Company and its Subsidiaries has complied in all respects with all applicable Legal Requirements relating to the payment and withholding of Taxes, has withheld and paid to the appropriate Taxing Authority all Taxes required to be withheld and paid in connection with any amounts paid or owing to any Person, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Legal Requirements.

(f) No item of income or (f) gain reported by the Company or any of its Subsidiaries for financial accounting purposes in any period prior to the Closing Date will be required to be included in the taxable income of the Company or such Subsidiary in any period following the Closing Date, and no item of loss or deduction of the Company or any of its Subsidiaries required to be reported for financial accounting purposes in any period following the Closing Date was claimed as a deduction from taxable income in any period prior to the Closing Date. Neither the Company nor any of its Subsidiaries has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for Tax purposes for a taxable period or portion thereof ending on or prior to the Closing Date made on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (iv) installment sale or option transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date (or any corresponding or similar provision of state, local or foreign Law). The transactions contemplated by this Agreement will not give rise to any Liability for Tax of the Company or any of its Subsidiaries, with the exception of any Transfer Taxes for which either Purchaser or the Shareholders are liable hereunder.

(g) Neither the Company nor any of its Subsidiaries is or has even been (or has ever owned an interest in) (i) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(h) There have been no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings concerning any Tax Return or Taxes of the Company or any of its Subsidiaries, none of the foregoing have been threatened against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received any written notice from any Taxing Authority that it intends to conduct such an Action. No issue has been raised by a Taxing Authority in any prior examination of the Company or its Subsidiaries which, by application of the same or similar principles, would reasonably be expected to result in a proposed material deficiency for any subsequent taxable period. There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding powers of attorney with respect to Taxes. The Company is not currently the beneficiary of any Tax exemption, Tax holiday or other Tax reduction or incentive agreement, arrangement or order with any Taxing Authority. Neither the Company nor any of its Subsidiaries has requested, entered into, or been issued any private letter ruling, technical advice memoranda or similar ruling from any Taxing Authority.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which was the Company) or (ii) is or could reasonably be expected to be liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Legal Requirements, or as a transferee or successor, by contract, by operation of law or otherwise. Neither the Company nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than an agreement entered into in the ordinary course of business the principal purpose of which is not the sharing, allocation or indemnification of Taxes).

(j) The Company is not required to file U.S. federal income Tax Returns. Any Company Subsidiary that is subject to U.S. federal income taxation has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code and has not engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of the Company or any of its Subsidiaries.

(l) Each of the Company and its Subsidiaries has at all times been resident for Tax purposes in its place of organization and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any jurisdiction other than its place of organization by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in the jurisdiction. No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that the Company or such Subsidiary is required to file such Tax Return or may be required to pay such Tax in such jurisdiction. Section 2.16(l) of the Company Disclosure Schedules sets forth the jurisdictions in which the Company and its Subsidiaries have filed income, sales, use or other material Tax Returns.

(m) The Company has delivered to Purchaser true, complete and correct copies of (i) all governmental, federal, municipal, state and foreign income, franchise or similar Tax Returns, and all other material Tax Returns, of the Company and each of its Subsidiaries for all tax years issued since the inception of each of the Company and such Subsidiary, and (ii) any audit or examination report, ruling, closing agreement, technical advice memorandum, tax holiday or similar document issued since the inception of each of the Company and such Subsidiary (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any of its Subsidiaries.

(n) All charges for goods or services made between the Company and its Subsidiaries, between the Company’s Subsidiaries, or between the Company or any of its Subsidiaries and a Person that is otherwise under common “control” (within the meaning of Section 482 of the Code) with the Company or such Subsidiary, satisfy all transfer pricing requirements under applicable Legal Requirements and none of such charges is subject to adjustment under Section 482 of the Code or under any comparable provision of other applicable Legal Requirements. The Company and its Subsidiaries have complied with all information reporting and record keeping requirements under applicable Legal Requirements, including retention and maintenance of required records with respect thereto.

(o) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, limited liability company, or other arrangement or Contract that would reasonably be expected to be treated as a partnership for any income or other Tax purposes. Neither the Company nor any of its Subsidiaries has been involved in a third-party transaction with any Person or Persons that purported or was intended to be a non-taxable transaction (either in whole or in part) and governed (either in whole or in part) by Section 332, Section 351, Section 355, Section 368, Section 721, Section 731 or Section 1031 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements).

(p) (1) The Company has held all the shares of US Subsidiary uninterruptedly for more than one year; (2) the Company has recorded US Subsidiary’s shares in its Tax Returns as a capital asset, and has not deducted in its Tax Returns the acquisition costs of the shares in US Subsidiary; and (3) US Subsidiary has never paid dividends to the Company.

2.17 Material Contracts.

(a) Section 2.17(a) of the Company Disclosure Schedules sets forth a complete and correct list (grouped according to the subsections below) of all Contracts of the following nature to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their respective properties or assets, is otherwise bound (including by way of surviving provisions of otherwise expired or terminated Contracts) (each Contract required to be listed in Section 2.17(a) of the Company Disclosure Schedules, “Material Contract” and collectively, the “Material Contracts”):

(i) (A) any Contract in respect of the Company’s and its Subsidiaries’ businesses evidencing Indebtedness of the Company or any of its Subsidiaries for borrowed money or (B) the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000;

(ii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any Liability of, any Person;

(iii) any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries, or for the purchase of any debt or equity security or other ownership interest of any Person;

(iv) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to (A) compete in any way, including in any geographic area or line of business or with any Person, (B) make sales to or engage or participate with any Person in any manner, (C) use or enforce any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or (D) hire or solicit any Person in any manner;

(v) any Contract that grants the other party or any third Person, or otherwise constrains or subjects the Company or any of its Subsidiaries to (A) any exclusive marketing or other exclusive rights of any type or scope, (B) any “most favored nation” or similar status, (C) any type of special discount rights, or (D) any right of first refusal, first notice or first negotiation;

(vi) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would give rise to any acceleration or additional rights or obligations under such Contract or prohibit or delay the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any Real Property or (B) any tangible personal property;

(viii) any executory Contract for the sale or purchase of any tangible personal property in an amount in excess of $50,000;

(ix) Contract obligating the Company or any of its Subsidiaries to indemnify or hold harmless any Person for amounts that exceed the value of the amounts paid or payable under the Contract, other than Contracts entered into with customers and resellers of the Company in the ordinary course of business consistent with past practice;

(x) any Contract containing warranties or guaranties with respect to the performance of any Company Product, other than the Company’s standard warranty made available to Purchaser;

(xi) (A) other than the Inbound License Agreements set forth in Section 2.15(a)(iv)(1) and (B) the Outbound License Agreements set forth in Section 2.15(a)(iv)(2), any Contract relating in whole or in part to, or that includes (1) any sale, assignment, hypothecation, transfer, license, option, covenant not to sue, release, immunity, or other grant of rights with respect to or under any Intellectual Property (other than (x) Non-Negotiated Software Contracts and (y) Contracts entered into with customers and resellers of the Company in the ordinary course of business consistent with past practice) or (2) any restriction on the Company’s or any of its Subsidiaries’ right to use, practice or otherwise exploit any Owned Intellectual Property;

(xii) any Contract with any Related Party of the Company or any of its Subsidiaries;

(xiii) (A) any Contract with an employee that is not terminable at will and (B) any Contract with a consultant or other service provider for services in excess of $50,000 on an annual basis;

(xiv) any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;

(xv) any Contract set forth or required to be set forth in Section 2.15(b)(v)(1) of the Company Disclosure Schedules;

(xvi) any Contract pursuant to which the Company has acquired or sold a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of shares, purchase of assets, license or otherwise;

(xvii) any Contract relating to settlement of any Action or administrative or judicial proceeding;

(xviii) any Government Contract;

(xix) any Contract with a Material Customer or a Material Supplier;

(xx) any Contract to indemnify officers, directors, employees or Shareholders;

(xxi) any Contract with any of the Company’s suppliers, customers or clients other than Contracts on the Company’s standard, unmodified form of supplier, customer or client agreement as made available to Purchaser; and

(xxii) any other Contract not disclosed pursuant to another subsection of this 2.17(a), whether or not made in the ordinary course of business consistent with past practice, that (A) involves a future or potential Liability or receivable, as the case may be, in excess of $50,000 on an annual basis or in excess of $100,000 over the current Contract term, (B) has a term greater than one (1) year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than thirty (30) Business Days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b) The Company has made available complete and correct copies of the Material Contracts to Purchaser, including all modifications, amendments and supplements thereto. Each Material Contract constitutes the valid and legally binding obligation of the Company or a Subsidiary thereof, as applicable, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements now or hereafter in effect relating to creditors’ rights generally or to general principles of equity), and is in full force and effect in accordance with its terms. There is no breach or default under any Material Contract either by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party. No party to any Material Contract has given to the Company or any of its Subsidiaries written or, to the Knowledge of the Company, other notice of, or made a claim against the Company or any of its Subsidiaries in respect of, any breach or default thereunder.

2.18 Tangible Assets. The Company and its Subsidiaries own, and have good and valid title to all of their respective tangible properties and assets that are used or held for use in their respective businesses, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business consistent with past practice since the date of the Balance Sheet (except for those assets sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice), in each case free and clear of any Liens, except as reflected on the Balance Sheet and except for such imperfections of title, if any, that do not interfere with the present value of the subject property.

2.19 Insurance. Section 2.19 of the Company Disclosure Schedules sets forth a complete and correct list of all insurance policies maintained by the Company and its Subsidiaries (the “Insurance Policies”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed Liability under any such policy or indicated any intent to do so or not to renew any such policy. No claim currently is pending or threatened under any such policy, and all prior claims under the Insurance Policies have been filed in a timely fashion. Neither the Company nor any of its Subsidiaries has established or operated under a formalized self-insurance program.

2.20 Anti-Corruption Laws.

(a) None of the Company or its Subsidiaries, or any of their respective officers, directors, employees, agents, or authorized representatives, or to the Knowledge of the Company, any other Person acting on behalf of Company or its Subsidiaries (including, but not limited to consultants, distributors, resellers, and any other business intermediaries) has, directly or indirectly:

(i) directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any applicable anti-corruption or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions and writs of any Governmental Entity of any jurisdiction (whether by virtue of jurisdiction or organization or conduct of business) (collectively the “applicable Anti-Corruption Laws”).

(ii) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection, collectively, “Governmental Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Governmental Official.

(iii) made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery or other unlawful means of obtaining business.

(b) The books, records and accounts of the Company and its Subsidiaries have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(c) There is no current, pending, or, to the Knowledge of the Company, threatened charges, proceedings, investigations, audits, or complaints against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, or any other representative of the Company or any of its Subsidiaries, with respect to any applicable Anti-Corruption Laws.

2.21 Product Warranties; Product Liability.

(a) No warranties have been given with respect to any Company Product other than those for which complete and correct copies have been made available to Purchaser. There have not been any deviations from or modification to such warranties and guaranties. Neither the Company nor any of its Subsidiaries has received any warranty claims, has any warranty claims pending, or, to the Knowledge of the Company, is threatened with any warranty claims under any Contract and, to the Knowledge of the Company, there is no basis for any such claim. Any representations, warranties, guarantees or public-facing statements made by or on behalf of the Company or any of its Subsidiaries regarding the compliance of any Company Product, or the sufficiency or fitness for use of any Company Product for compliance with, applicable Legal Requirements have been at all times true and correct.

(b) The Company has not received any written or, to the Knowledge of the Company, other notice of a claim against the Company or any of its Subsidiaries alleging a design or manufacturing defect in any Company Product, in each case, excluding any and all requests for product returns in the ordinary course of business consistent with past practice.

2.22 Customers and Suppliers. Section 2.22 of the Company Disclosure Schedules sets forth complete and correct lists of (i) (A) the top ten (10) customers of the Company and its Subsidiaries during each of the past two (2) fiscal years of the Company and year-to-date for the current fiscal year of the Company (determined on the basis of revenue of the Company and its Subsidiaries, taken as a whole, attributable to each customer during each such period) (each, a “Material Customer”), and (B) a list of any significant customers lost since the Interim Balance Sheet Date, and (b) all suppliers of the Company and its Subsidiaries during each of the past two (2) fiscal years of the Company and year-to-date for the current fiscal year of the Company from which the approximate total purchases by the Company and its Subsidiaries was in excess of $100,000 during each such period (each a “Material Supplier”), showing the approximate total purchases by the Company and its Subsidiaries from each such supplier during such period. Neither the Company nor any of its Subsidiaries has received notices of termination or written or, to the Knowledge of the Company, other notices of termination from any Material Customer or Material Supplier.

2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any of the other documents and agreements contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.24 Bank Accounts; Powers of Attorney. Section 2.24 of the Company Disclosure Schedules sets forth a complete and correct list showing (a) all banks in which the Company or any of its Subsidiaries maintains a bank account or safe deposit box, together with, as to each such bank account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company or any of its Subsidiaries, complete and correct copies of which have been made available to Purchaser.

2.25 Related Party Transactions.

(a) No Related Party of the Company or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, service provider, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business consistent with past practice at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.

(b) There are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any of its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries.

(c) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any Liability to, any Related Party of the Company or any of its Subsidiaries. Since the Interim Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any Liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the other Transaction Documents.

2.26 Data Protection. Section 2.26 of the Company Disclosure Schedules identifies (i) each distinct electronic or other Database containing (in whole or in part) Personal Data maintained by or for the Company or its Subsidiaries at any time, the types of Personal Data in each such Database, the means by which such Personal Data was collected, any service provider (including any cloud service provider) that hosts or otherwise maintains each such Database on its systems, and the security measures and policies that have been adopted and maintained with respect to each such Database; and (ii) each public-facing Company Privacy Policy in effect at any time, identifying the period of time during which such Company Privacy Policy was in effect. No Person (including any Governmental Entity) has made any claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Company Data (and there is no reasonable basis for any such claim or Action). Neither the execution, delivery nor performance of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated by this Agreement, nor the disclosure of any Company Data to Purchaser or its Affiliates thereafter will violate any Data Protection Requirements. Each of the Company and its Subsidiaries has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other applicable Persons required by Data Protection Requirements and has filed any required registrations with the applicable data protection authority, if any.

2.27 Information Technology. There has been no failure, breakdown or continued substandard performance of any Systems that has caused a disruption or interruption in or to the operation of the business of the Company or any of its Subsidiaries.

2.28 International Trade Laws. Each of the Company and its Subsidiaries is and has at all times been in compliance with all applicable International Trade Laws where it is located and where it conducts business. Without limiting the foregoing: (a) each of the Company and its Subsidiaries has obtained all export licenses and other approvals required for its exports of products required by any International Trade Law and all such approvals and licenses are in full force and effect; (b) each of the Company and its Subsidiaries is in compliance with the terms of such applicable export licenses or other approvals; (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and (d) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ transactions that would reasonably be expected to give rise to any future Actions against the Company or any of its Subsidiaries under applicable International Trade Laws.

2.29 Representations Complete. To the Knowledge of the Company, none of the representations or warranties of the Company in this Agreement or any statement made in any Schedule or certificate furnished by the Company as of the Closing pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any fact reasonably necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.30 No Other Warranties. It is specifically stated and agreed that the Company has not made, and the Purchaser has not relied on, any other express or implied warranties regarding the Shareholders, the Company Shares, the Company or the Subsidiaries or their business other than those contained in this Section 2 (which excludes, for the sake of clarity, all other express or implied warranties, whether statutory or otherwise).

Article III
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as set forth in the corresponding sections or subsections of the disclosure schedules attached hereto (each section of which (i) qualifies the specifically identified Sections or subsections of this Agreement to which such disclosure schedule relates and shall be deemed to qualify, and be disclosed and incorporated in, each other Section and subsection of this Agreement solely to the extent its applicability to such other Section or subsection is reasonably apparent on its face to a reader who is unfamiliar with the Company and the contents underlying the Shareholder Disclosure Schedules, and (ii) shall be deemed for all purposes to be part of the representations and warranties made hereunder) (the “Shareholder Disclosure Schedules”), the Company hereby, upon the execution of this Agreement and at Closing, each Shareholder represents and warrants to Purchaser as follows:

3.1 Ownership of Company Securities. Each Shareholder is the sole legal and beneficial owner of the Company Shares, Company Options or Convertible Loans designated as being owned by such Shareholder opposite his, her or its name in the relevant column for each of the date hereof and as at Closing Section 2.3(a) of the Company Disclosure Schedule (the “Company Securities”). The Company Securities owned by each Shareholder are not subject to any Liens or to any rights of first refusal of any kind, and no Shareholder has granted any rights to purchase such Company Shares to any other Person. Each Shareholder has the sole right to transfer the Company Securities owned or to be owned by it to Purchaser. Such Company Securities constitutes all of the Company Securities owned, beneficially or of record, by such Shareholder, and such Shareholder has no options, warrants or other rights to acquire or subscribe to Company Shares, other than the Convertible Loans or the Company Options included in the Company Securities, if applicable. At the Closing, in exchange for the consideration paid pursuant to Section 1.3, Purchaser will receive good title to each Shareholder’s Company Shares, free and clear of all Liens. No Shareholder nor any prior registered, direct or beneficial holder of such Company Shares, if any, has previously granted or agreed to grant any ongoing power of attorney in respect of such Company Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to such Company Shares. There are no outstanding loans from the Company to such Shareholder other than certain of the Closing Repayment Loans to be repaid at Closing.

3.2 No Public Sale or Distribution. Each Shareholder is acquiring the Purchaser Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. Such Shareholder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchaser Shares.

3.3 Non-U.S. Persons; Reliance on Exemptions. Each Shareholder (i) certifies that such Shareholder is not a “U.S. person” within the meaning of SEC Rule 902 of Regulation S, as presently in effect, and that such Shareholder is not acquiring the Purchaser Shares for the account or benefit of any such U.S. person, (ii) agrees to resell the Purchaser Shares only in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Purchaser Shares unless in compliance with the 1933 Act, (iii) agrees that any certificates or book-entry positions for any Purchaser Shares issued to such Shareholder shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act or pursuant to an available exemption from registration and that hedging transactions involving such Purchaser Shares may not be conducted unless in compliance with the 1933 Act, (iv) agrees that Purchaser is hereby required to refuse to register any transfer of any Purchaser Shares issued to such Shareholder not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration. Each Shareholder understands that the Purchaser Shares are being offered and sold in reliance on specific exemptions from the registration requirements of United States Legal Requirements and that Purchaser is relying in part upon the truth and accuracy of, and such Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Shareholder to acquire the Purchaser Shares.

3.4 Information. Each Shareholder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Purchaser. Each Shareholder and its advisors, if any, have been afforded the opportunity to ask questions of Purchaser. Neither such inquiries nor any other due diligence investigations conducted by such Shareholder or its advisors, if any, or its representatives shall modify, amend or affect such Shareholder’s right to rely on Purchaser’s representations and warranties contained herein. Such Shareholder understands that its investment in the Purchaser Shares involves a high degree of risk and is able to bear such risk and to afford a complete loss of such investment. Such Shareholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchaser Shares.

3.5 Legends. Each Shareholder understands that the book-entry or other instruments representing the Purchaser Shares issued hereunder, until such time as the resale of Purchaser Shares issued hereunder have been registered under the 1933 Act, the book-entry representing the Purchaser Shares issued hereunder, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Purchaser Shares):

“THE TRANSFER OF THESE SECURITIES IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S AS PROMULGATED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT, PURSUANT TO REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES (INCLUDING ANY SWAP OR ANY OTHER AGREEMENT OR ANY TRANSACTION THAT TRANSFERS, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, THE ECONOMIC CONSEQUENCE OF OWNERSHIP OF THESE SECURITIES, WHETHER ANY SUCH SWAP, AGREEMENT OR TRANSACTION IS TO BE SETTLED BY DELIVERY OF ALL OR ANY PORTION OF THESE SECURITIES OR ANY OTHER SECURITIES, IN CASH OR OTHERWISE), MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

The legend set forth above shall be removed if (i) in connection with a sale, assignment or other transfer, the holder of such Purchaser Shares provides the Purchaser with an opinion of counsel, the form and substance of which shall be reasonably acceptable to the Purchaser, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, (ii) such holder provides the Purchaser with reasonable assurance (including, if requested by the Purchaser, a customary representation letter reasonably acceptable to the Purchaser) that the Purchaser Shares can be sold, assigned or transferred without volume or manner of sale restriction pursuant to Rule 144 or (iii) the legend can be removed in accordance with the Act, the Regulations promulgated thereunder or applicable SEC interpretations thereof.

3.6 No Governmental Review. Each Shareholder understands that no United States Governmental Entity has passed on or made any recommendation or endorsement of Purchaser or the fairness or suitability of the investment in the Purchaser Shares issuable hereunder, nor have such authorities passed upon or endorsed the merits of the Transactions

3.7 Restricted Securities. Each Shareholder understands that the Purchaser Shares it is receiving are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, such Shareholder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Such Shareholder understands that the Purchaser Shares have not been and will not be registered under the 1933 Act and have not been and will not be registered or qualified in any state in which they are offered, and thus such Shareholder will not be able to resell or otherwise transfer his, her or its Purchaser Shares unless they are registered under the 1933 Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available. Without in any way limiting the representations set forth above, such Shareholder further agrees not to make any disposition of all or any portion of the Purchaser Shares prior to the date that is six (6) months from the date of issuance of such Purchaser Shares unless and until transferee has agreed in writing for the benefit of the Purchaser to be bound by this Section 3.7 and:

(a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Such Shareholder shall have notified Purchaser of the proposed disposition and shall have furnished Purchaser with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by Purchaser, such Shareholder shall have furnished Purchaser with an opinion of counsel reasonably satisfactory to Purchaser that such disposition will not require registration of such shares under the 1933 Act. It is agreed that Purchaser will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer that is permitted by Section 6.5(b) of this Agreement, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he, she or it were a Shareholder hereunder.

3.8 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of such Shareholder, threatened, against such Shareholder, arising out of or relating to (i) such Shareholder’s legal ownership of Company Shares or rights to acquire Company Shares, (ii) such Shareholder’s capacity as a Shareholder, (iii) the Transactions, (iv) any contribution of assets (tangible and intangible) by such Shareholder (or any of its Affiliates) to the Company, or (v) any other agreement between such Shareholder (or any of its Affiliates) and the Company, nor to the knowledge of such Shareholder is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the knowledge of such Shareholder, threatened, against such Shareholder arising out of or relating to the matters noted in clauses (i) through (v) of the preceding sentence by or before any Governmental Entity, nor to the knowledge of such Shareholder is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the knowledge of such Shareholder, threatened, against such Shareholder with respect to which such Shareholder has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing, nor, to the knowledge of such Shareholder, are there any facts or circumstances that would reasonably be expected to give rise to such an action, suit, claim or proceeding.

3.9 Authority. Such Shareholder, if it is an entity, has all requisite power and authority or, if such Shareholder is an individual, has capacity to enter into this Agreement and any Transaction Documents to which it or he or she, as the case may be, is a party and to consummate the Transactions. The execution and delivery of this Agreement and any other agreement contemplated hereby to which such Shareholder is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of such Shareholder, or if such Shareholder is an entity, has been consented to by the spouse (if any) of the Shareholder, and no further action is required on the part of such Shareholder to authorize the Agreement and any agreement contemplated hereby to which such Shareholder is a party and the Transactions. This Agreement and each of the agreements contemplated hereby to which such Shareholder is a party has been duly executed and delivered by such Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Shareholder, enforceable against each such party in accordance with their respective terms, subject to the Enforceability Limitations.

3.10 No Conflict. The execution and delivery by each Shareholder of this Agreement and any Related Agreement to which such Shareholder is a party and the consummation of the Transactions will not, (a) Conflict with (i) any provision of the articles of incorporation, bylaws or other charter or organizational documents of such Shareholder if such Shareholder is an entity, ((ii) any Legal Requirement order applicable to such Shareholder or such Shareholder’s properties or assets (whether tangible or intangible), or (b) require any consent, waiver, notice or approval from or on behalf of any Person.

3.11 Brokers’ and Finders’ Fees. No Shareholder has incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement, any agreement contemplated hereby or any of the Transactions, nor will Purchaser or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of such Shareholder. Section 3.11 of the Shareholder Disclosure Schedules sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

3.12 No Knowledge of Company Breaches. Each Shareholder owning in excess of five percent (5%) of the Company Shares has reviewed the representations and warranties of the Company contained herein (as may be modified by the Shareholder Disclosure Schedules), and to the knowledge of such Shareholder, no such representation or warranty (as may be modified by the Shareholder Disclosure Schedules) contains, or will contain at the Closing, any misrepresentation or is, or will be at the Closing, inaccurate in any respect.

3.13 Representations Complete. None of the representations or warranties of the Company in this Agreement or any statement made in any Schedule or certificate furnished by the Company as of the Closing pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any fact reasonably necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. Purchaser is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and any other agreements contemplated hereby to which it is a party and to consummate the Transactions, and to issue the Purchaser Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation by Purchaser of the Transactions, including, without limitation, the issuance of Purchaser Shares, have been duly authorized by Purchaser’s board of directors. This Agreement and the other agreements contemplated hereby to which Purchaser is a party, have been duly executed and delivered by Purchaser, and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.2 Issuance of Securities. The Purchaser Shares to be issued hereunder, and, upon issuance in accordance with the terms of this Agreement and the other agreements contemplated hereby, shall be validly issued and free from all preemptive or similar rights (except for those which have been validly waived prior to the date hereof), taxes, liens and charges and other encumbrances with respect to the issue thereof and the Purchaser Shares shall be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Purchaser Common Stock. Assuming the accuracy of each of the representations and warranties of each Shareholder set forth in Article III of this Agreement, the issuance by Purchaser of the Purchaser Shares is exempt from registration under the 1933 Act.

4.3 Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and any other agreement contemplated hereby which Purchaser is a party or the consummation of the Transactions, except for obtaining the approval of The Nasdaq Capital Market (the “Principal Market”) regarding the listing of the Purchaser Shares (the “Principal Market Approval”).

4.4 SEC Reports and Financial Statements.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Purchaser with the SEC since January 31, 2017 and prior to the date hereof (the “Purchaser SEC Documents”) is available on the website maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), applicable to Purchaser and the rules and regulations of the SEC promulgated thereunder applicable to the Purchaser SEC Documents, and none of the Purchaser SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of Purchaser included in the Purchaser SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the 1934 Act) and fairly presented the consolidated financial position of Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments)

4.5 Purchaser Compliance with Legal Requirements. Except as disclosed in Purchaser’s SEC Documents, Purchaser is and has been, since January 31, 2017, in compliance with all applicable Legal Requirements, except where failure to be so in compliance would not result in a Material Adverse Effect. Purchaser has not received, nor is there any reasonable basis for, any notice, order, complaint or other communication from any Governmental Entity or any other Person that Purchaser has any Liability under any applicable Legal Requirement or that it is not or has at any time not been in compliance with any applicable Legal Requirement. Except as disclosed in the Purchaser SEC Documents, since January 31, 2017, no investigation or review by any Governmental Entity regarding a violation of any applicable Legal Requirements with respect to Purchaser has occurred. To Purchaser’s knowledge, no such investigation or review is pending or threatened, nor is there is any reasonable basis therefor.

4.6 Shares Consideration.

(a) The Purchaser Shares have been duly authorized, and upon consummation of the Transactions and the issuance of such Purchaser Shares pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

(b) All shares of Purchaser Common Stock that may be issued upon the exercise of Purchaser Options to be issued by Purchaser in accordance with the terms of this Agreement will be, when issued in accordance with the terms thereof, legally and validly issued, fully paid and nonassessable.

4.7 Absence of Certain Changes. Except as disclosed in the Purchaser SEC Documents, since March 31, 2019, (i) there has been no event, occurrence or development that would reasonably be expected to have Material Adverse Effect, (ii) there have been no (A) sale of assets other than those in the ordinary course of business, (B) capital expenditures or (C) transactions, in each case individually or in the aggregate, in excess of $500,000, entered into by Purchaser or any of its Subsidiaries, other than the financing transaction previously disclosed to the Company, (iii) there has been no dividend or distribution of any kind declared, paid or made by Purchaser on any class or series of its capital stock and (iv) Purchaser has not incurred any liability in excess of $500,000 other than in the ordinary course of business. Purchaser has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Purchaser have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

4.8 Solvency. Purchaser, after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent. Purchaser has not been Insolvent at any time from March 31, 2019 to the date hereof. For purposes of this Section 4.8, “Insolvent” means, with respect to any Person, (i) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iii) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted, and “Insolvency” shall have the meaning correlative hereto.

4.9 No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Purchaser or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by Purchaser under Legal Requirements relating to an issuance and sale by Purchaser of its Common Stock and which has not been publicly announced, other than the financing transaction previously disclosed to the Company.

4.10 Absence of Litigation. Except as disclosed in the Purchaser SEC Documents, there is no action, suit or proceeding, or, to Purchaser’s knowledge, inquiry or investigation before or by the Principal Market, any Governmental Entity pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

4.11 Insurance. Purchaser is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Purchaser believes to be prudent and customary in the businesses in which Purchaser is engaged. Purchaser has not been refused any insurance coverage sought or applied for and Purchaser has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

4.12 Title. Purchaser has good and marketable title in fee simple to all real property that is material to the business of Purchaser (other than leased property of the Purchaser described in the following sentence) and good and marketable title to all personal property owned by them which is material to the business of Purchaser, in each case free and clear of all liens, encumbrances and defects, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.13 Representations Complete. None of the representations or warranties made by Purchaser in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Purchaser pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4.14 Capital Resources. Purchaser will have sufficient financing at the Closing to pay the Adjusted Cash Consideration, repayment of the Closing Repayment Loans and the Finnish Transfer Taxes to be paid by the Purchaser at Closing.

Article V
CONDUCT PRIOR TO THE CLOSING

5.1 Affirmative Conduct of Business of the Company. During the period from the date hereof and continuing until the earlier of (a) the termination of this Agreement pursuant to Article IX (Termination; Exclusivity; Extension; Waiver) or (b) the Closing, the Company shall, and shall cause its Subsidiaries to:

(a) conduct the businesses of the Company and its Subsidiaries only in the ordinary course of business and in a manner consistent with the Company’s and its Subsidiaries’ past practice and in compliance in all respects with all applicable Legal Requirements;

(b) (b) maintain its existence in good standing under applicable Legal Requirements;

(c) (i) pay in full all outstanding accounts payable when due (including outstanding invoices for services provided by third parties to the Company and its Subsidiaries) and pay all other Indebtedness when due, (ii) pay all of its Taxes when due, subject to good faith disputes over such Taxes, (iii) timely file all Tax Returns required to be filed in a manner consistent with past practice except as otherwise required by applicable Legal Requirements and pay the expenses of preparation for such Tax Returns, (iv) pay or perform its other obligations when due, (v) use commercially reasonable efforts collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (vi) sell products and services consistent with past practices as to license, service and maintenance terms, and incentive programs, (vii) recognize revenue consistent with past practice and policies, (viii) except as required under this Agreement or otherwise requested by Purchaser, use commercially reasonable efforts to keep available the services of its present officers, employees and consultants, and (ix) prosecute and maintain all registrations and applications to register the Company Intellectual Property, including paying any related fees when due;

(d) ensure that each of its Contracts (other than with Purchaser) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Purchaser prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(e) maintain the Company’s current insurance coverage covering the reasonably anticipated risks of the Company’s business, and upon any damage, destruction or loss to any of the Company’s assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof;

(f) perform in all material respects their respective obligations under each Material Contract; and

(g) pay any accrued bonuses and other employee compensation payable after the date hereof and before the Closing in the ordinary course of business consistent with past practice.

5.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 5.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article IX (Termination; Exclusivity; Extension; Waiver) and the Closing, neither the Company nor any of its Subsidiaries shall, directly or indirectly, do, propose to any third party to do (other than proposals to Purchaser for the purpose of seeking consent), cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser):

(a) amend or otherwise change the Company Charter or any of the Company’s other governing documents;

(b) issue, sell, pledge, dispose of, grant or otherwise subject to any Lien, or authorize the issuance, sale, pledge, disposition or otherwise grant, any Company Shares or any share capital in any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, except pursuant to the exercise of Company Options outstanding on the date of this Agreement, in accordance with their terms as existing on the date of this Agreement;

(c) transfer, lease, sell, pledge, license, dispose of or subject to any Lien any assets or properties of the Company or its Subsidiaries, except for sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital (other than dividends or distributions made by a Subsidiary of the Company to the Company or another of its Subsidiaries);

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or make any change to the Company’s capital structure;

(f) (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of shares or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any Person; (ii) incur any Indebtedness, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any Person; (iii) make any loans, advances or capital contributions, except for loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Legal Requirements and only in the ordinary course of business consistent with past practice; (iv) make, authorize, or make any commitment with respect to any single capital expenditure that is, individually, in excess of $25,000 or is, together with other capital expenditures that the Company or any of its Subsidiaries has made, authorized or made a commitment with respect to following the date of this Agreement, in excess of $50,000; or (v) make or direct to be made any capital investments in any Person, other than investments in any Subsidiary of the Company;

(g) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h) (i) increase or accelerate the compensation payable or to become payable (including bonus grants and retention payments) to its current and former directors, officers or employees or other service providers, (ii) grant any severance or termination pay or retention payments or benefits to, or enter into, amend or terminate any employment, severance, retention, change in control, consulting or termination Contract with, any current or former director, officer or other employee or other service providers of the Company or its Subsidiaries, (iii) establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund or policy for the benefit of any current or former director, officer or employee or other service providers, (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit, (v) hire, elect or appoint any director, officer or key personnel of the Company, or (vi) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any Key Individual or any other director, officer or key personnel of the Company;

(i) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries;

(j) enter into a new line of business;

(k) make or change any accounting treatment election, adopt or change any accounting period, adopt or change any accounting method, except in each case as required by changes in the applicable Legal Requirements as concurred with its independent auditors or at the recommendation of the auditors of the Company or the relevant Subsidiaries and after notice to Purchaser;

(l) make, change or revoke any Tax election or allow any Tax election previously made to expire, file any amended Tax Return, adopt or change any Tax accounting method or Tax accounting period, enter into, cancel or modify any agreement with a Taxing Authority, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Closing and for which the statute of limitations is still open or under which a record retention agreement is in place with a Taxing Authority, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such other similar action would have the effect of increasing the Liability for Taxes of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(m) negotiate, settle, pay, discharge or satisfy any Action or Liability (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, arbitration or other Action, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(n) enter into or amend any Contract that would constitute a Material Contract, amend or modify or consent to the termination of any Material Contract, or amend or modify, waive or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder or waive, release, or consent to the termination of any claims or rights of material value to the Company or any of its Subsidiaries; provided, however, that for all purposes of this Section 5.2(n) only, the definition of “Material Contract” shall not include Contracts entered into in the ordinary course of business consistent with past practice; notwithstanding the foregoing, “Material Contract” shall include (and in no event shall the Company or any of its Subsidiaries enter into or amend):

(i) any Contract pursuant to which the Company or its Subsidiaries grants or provides or agrees to grant or provide to any other Person any assignment, hypothecation, transfer, license, option, covenant not to sue, release, immunity or other right with respect to or under any Intellectual Property (other than (A) non-exclusive licenses to Company Products granted to customers and distributors in the ordinary course of business consistent with past practice and (B) non-exclusive and incidental licenses to feedback granted to suppliers in the ordinary course of business consistent with past practice);

(ii) any Contract pursuant to which the Company or its Subsidiaries establishes with any other Person a joint venture, strategic relationship, or partnership;

(iii) any Contract pursuant to which the Company or its Subsidiaries agrees to create or develop any Intellectual Property, products, or services for any other Person;

(iv) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries or Purchaser or any of its Affiliates to (A) compete in any way, including in any geographic area or line of business or with any Person, (B) make sales to or engage or participate with any Person in any manner, (C) use or enforce any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or (D) hire or solicit any Person in any manner;

(v) any Contract that grants the other party or any third Person, or otherwise constrains or subjects the Company or any of its Subsidiaries or Purchaser or any of its Affiliates to, (A) any exclusive marketing or other exclusive rights of any type or scope, (B) any “most favored nation” or similar status, (C) any type of special discount rights, or (D) any right of first refusal, first notice, or first negotiation; or

(vi) any Contract that (A) requires a consent or otherwise containing a provision relating to a “change of control,” or that will give rise to any acceleration or additional rights or obligation sunder such Contract or prohibit or delay the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents; or (B) restricts the Company or any of its Subsidiaries from assigning such Contract to any of the Company’s Affiliates, other than Contracts entered into with customers and resellers in the ordinary course of business consistent with past practice;

(o) enter into any agreement for the purchase, lease, sublease or license of Real Property, or any operating lease or any renewals thereof;

(p) terminate, cancel, amend or modify any Insurance Policy that is not promptly replaced by comparable insurance coverage;

(q) terminate, waive or cancel any right or registration of a right, of substantial value, including taking any action that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any Intellectual Property;

(r) enter into or amend or otherwise modify any Contract or arrangement with any director, officer or other Affiliate of the Company and its Subsidiaries;

(s) commence or settle any Action other than (i) for the routine collection of invoices consistent with past practice, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Purchaser prior to the filing of such an Action), or (iii) for a breach of this Agreement;

(t) pay or become liable to pay any costs or expenses of any Shareholder or Optionholder arising out of or related to the transactions contemplated by this Agreement or any other documents or agreements contemplated hereby; or

(u) announce an intention, enter into any formal or informal Contract or otherwise make a commitment to take any of the actions described in clauses (a) through (u) of this Section 5.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in Section 7.2 (Conditions to Obligations of Purchaser) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in Section 7.2 (Conditions to Obligations of Purchaser) would not be satisfied).

5.3 Restrictions on Transfer. Unless this Agreement is validly terminated pursuant to Section 9.1, no Shareholder shall, directly or indirectly, other than with the prior written consent of Purchaser or expressly permitted under this Agreement:

(a) sell, gift, assign, transfer (including by merger, combination, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding, or otherwise by operation of law, unless such transfer cannot be avoided under applicable Legal Requirements), pledge, encumber or otherwise dispose of any of the Company Shares or Company Options owned by such Shareholder or any voting rights in respect thereof (each a “Transfer”), or enter into any Contract, with respect to any Transfer;

(b) deposit any of the Company Shares or Company Options owned by such Shareholder into a voting trust or enter into a voting agreement or arrangement or voting pool with respect to such Company Shares or Company Options or grant any proxy or power of attorney with respect to such Company Shares or Company Options or call meetings of shareholders of the Company or give consents or approvals of any kind in connection with such Company Shares or Company Options other than as expressly contemplated in this Agreement; or

(c) reduce such Shareholder’s beneficial ownership of, or interest in (by entering into hedging transactions or otherwise), the Company Shares or Company Options owned by such Shareholder.

Article VI
ADDITIONAL AGREEMENTS

6.1 Notification of Certain Matters. The Company and each Shareholder, as the case may be, shall give prompt notice to Purchaser of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty made by the Company or the Shareholders in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of the Company or any Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not (i) amend or supplement the Disclosure Schedule or otherwise affect, be deemed to modify, or deemed to prevent or cure the breach of, any representation or warranty, or covenant, contained herein, (ii) affect the conditions to the obligations of the parties to consummate the Transactions in accordance with the terms and provisions hereof, (iii) limit or otherwise affect any remedies available to Purchaser under this Agreement or (iv) constitute an acknowledgment or admission of a breach of this Agreement by any Party.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to this Section 6.2 or any information obtained pursuant to the notice requirements of Section 6.1, or otherwise pursuant to the negotiation and execution of this Agreement, the other agreements contemplated here by or the effectuation of the Transaction, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of January 18, 2019 (the “Confidential Disclosure Agreement”), between the Company and Purchaser, and the Shareholders shall comply with the Confidential Disclosure Agreement as if they were the Company. In this regard, the Company and the Shareholders acknowledge that the Purchaser Common Stock is publicly traded and that any information about Purchaser obtained by the Company during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Shareholders agree not to engage in any discussions or correspondence with respect to, or transactions in, the Purchaser Common Stock in violation of any Legal Requirement. None of the Company, the Shareholders nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter or existence of this Agreement, any agreement contemplated hereby or the Transaction, including, if applicable, the termination of this Agreement or any agreement contemplated hereby and the reasons therefor, without the consent of Purchaser.

6.3 Principal Market Approval. From the date hereof until the earlier of (i) termination of this Agreement in accordance with Section 9.1 or (b) Closing, Purchaser will use its commercially reasonable efforts to promptly obtain and maintain in force for the necessary period the Principal Market Approval.

6.4 Third Party Expenses. Except as provided for in Section 1.3(d), whether or not the Transactions are consummated, each party shall be responsible for its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement and each of the agreements contemplated hereby.

6.5 Lock-Up.

(a) Commencing on the Closing Date and ending on the applicable Lock-Up End Date, each Shareholder agrees that such Shareholder will not, and will cause any of its affiliates (as defined in Rule 144) not to, (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any of the Purchaser Shares issuable hereunder, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act and the rules and regulations of the SEC promulgated thereunder with respect to any shares of Purchaser Common Stock issued hereunder and owned directly by such Shareholder (including holding as a custodian, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Purchaser Shares, whether any such transaction above is to be settled by delivery of shares of Purchaser Common Stock or other securities, in cash or otherwise, or (C) publicly disclose the intention to do any of the foregoing. The “Lock-Up End Date” with respect to each Shareholder listed on Annex B hereto (each, a “Key Shareholder”) shall be the date that is twelve (12) months after the Closing Date and with respect to each other Shareholder shall be the date that is six (6) months after the Closing Date as to twenty five percent (35%) of the Purchaser Shares issued to such Shareholder at the Closing at twelve (12) months after the Closing Date as to the remaining seventy five percent (65%) of the Purchaser Shares issued to such Shareholder at the Closing.

(b) Notwithstanding the foregoing, any Shareholder may transfer the shares of Purchaser Common Stock received hereunder (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any affiliate of such Shareholder provided that such affiliate agrees to be bound in writing by the restrictions set forth herein or (iii) to any trust for the direct or indirect benefit of such Shareholder or the immediate family of such Shareholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that, solely in the case of clauses (i) and (iii), any such transfer shall not involve a disposition for value. For purposes of this Section 6.5(b), “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(c) Each Shareholder agrees and consents to the entry of stop transfer instructions with the Transfer Agent against the transfer of the Purchaser Shares except in compliance with the foregoing restrictions. Each Shareholder understands and agrees that this Section 6.5 is irrevocable and shall be binding upon such Shareholder’s heirs, legal representatives, successors, and assigns.

6.6 Release.

(a) As an inducement to Purchaser to enter into this Agreement and consummate the Transactions and for other good, valuable and sufficient consideration, each of the Shareholders, with the intention of binding himself, herself or itself and his or her heirs, executors, administrators and assigns (the “Releasors”), shall hereby as of the Closing release, acquit and forever discharge the Company, and each of their past and present Affiliates, Subsidiaries, and Representatives, and all Persons acting by, through, under, or in concert with such Persons (the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, suits, arbitrations, demands, debts, contracts, agreements, promises, liability, damages, or Loss of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein, arising out of or relating to the Releasor’s involvement with the Company whether as investor, employee or consultant (hereinafter, a “Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them (the “Released Matters”); provided, however, that nothing set forth in this Section 6.6 shall (i) affect the ability of any such Shareholder to bring a Claim under this Agreement or any other agreement contemplated hereby, (ii) if any Releasor is an officer or employee of or consultant to the Company, release, acquit or discharge any rights to any entitlement, salary, bonus or employment benefits or consultancy fees earned or accrued by or for the benefit of such Releasor prior to the Closing in respect of services performed by such Releasor as an officer or employee of or consultant to the Company, (iii) if any Releasor is an officer, director or employee of or consultant to the Company, release, acquit or discharge any rights to any entitlement to indemnification, contribution or reimbursement of expenses afforded under the Company’s constituent documents or applicable law arising out of or relating to such Releasor’s service as an officer, director, employee or consultant; or (iv) affect the ability of any of the Shareholders to bring a Claim with respect to any ordinary course of employment rights or any Contracts with Purchaser, any Affiliates of Purchaser or the Company that remain in effect after the Closing. Each Shareholder represents and warrants to the Company and Purchaser that there has been no assignment or other transfer of any interest in any Claim arising out of or based upon any of the Released Matters which such Shareholder may have against any of the Releasees, and each Shareholder agrees to indemnify and hold the Releasees harmless from any liability, Claims or attorneys’ fees or expenses incurred as a result of any Person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

(b) Each Shareholder represents and warrants to the Company and Purchaser that it has not filed, nor has as of the date hereof, any Claims arising out of or based upon any of the Released Matters against any of the Releasees. Each Shareholder agrees that if such Shareholder hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, including, without limitation, through any motion to reconsider, reopen or appeal the dismissal of the suit or action, then such Shareholder will pay to the Releasees against whom such claim(s) is asserted all damages incurred by such Releasees in defending or otherwise responding to said Claim.

(c) Notwithstanding anything to the contrary herein, the release set forth in this Section 6.6 shall have no force and effect until payment of the Adjusted Closing Stock Consideration at the Closing.

6.7 Options and RSUs. Promptly following the Closing Date, Purchaser shall issue to the individuals listed on Annex C hereto (the “Option and RSU Recipients”) (a) options to purchase such number of shares of Purchaser Common Stock, as set forth opposite each such Option Recipient’s name on Annex C under the column headed “Options” at an exercise price per share equal to the closing price of the Company’s common stock on the date of this Agreement, as quoted by the Principal Market, and (b) restricted stock units settleable for such number of shares of Purchaser Common Stock as set forth opposite each such Option Recipient’s name on Annex C under the column headed “RSUs,” in each case subject to the terms and conditions set forth in the Purchaser Option Plan and the option or RSU award agreement in substantially the form attached hereto as Exhibit B or Exhibit C, as applicable.

6.8 Tax Matters. All amounts paid as an indemnity by one party to another under this Agreement will be treated as adjustments to the Aggregate Closing Consideration for all Tax purposes, unless as required by “determination” under Section 1313(a) of the Code.

6.9 Non-Competition and Non-Solicitation

(a) For a period of two (2) years from the Closing Date, the Shareholders shall not, and shall cause each of their respective Affiliates not to, engage in any capacity whatsoever (whether as owner, financier, consultant, adviser, employee, officer, director or otherwise), without the prior written consent of Purchaser, in any business or other undertaking competing with the business of the Company or its Subsidiary in Finland, Estonia, the United States, Uruguay, Brazil and Russia or elsewhere as conducted on the Closing Date (the obligations set forth in this Section 6.9(a), the “Non-Compete”); provided, however, that nothing in this Section 6.9(a) shall preclude any Shareholder that (i) is not a Key Individual or an affiliate of a Key Individual and (ii) holds less than two percent (2%) of the Company’s capital stock as of the Closing Date from serving as a passive investor in less than five percent (5%) of the equity securities of a competing business or continuing to hold equity interests including options to acquire stock, shares, convertible loans or other similar instruments in or the granting of loans to any business or other undertaking competing with the business of the Company where such investments were made or loans were advanced by the relevant Shareholder prior to the date of this Agreement or (iii) in the case of Stolt Consulting AB and its Affiliates, from continuing those business activities carried on by each of Stolt Consulting and its Affiliates which they respectively carry on at the date hereof.

(b) For a period of two (2) years from the Closing Date, the Shareholders shall not, and shall cause each of their respective Affiliates not to, solicit for employment or service or employ or appoint any director, officer, manager or a person in an expert role, consultant or adviser to the Company or its Subsidiary. The foregoing notwithstanding, no Shareholder shall be precluded from accepting an application for employment from such person in response to a general bona fide recruitment advertisement (without any solicitation measures), or an unsolicited approach by such person (the obligations set forth in this Section 6.9(b), the “Non-Solicit”).

6.10 Estonian Shares.

(a) In the event that at Closing the Company is not the legal owner of the shares in Pro Farm Oü which, at the date hereof are owned by the estate of Mr. Taganov (the “Estonian Shares”), the Shareholders shall use their respective reasonable efforts to procure the transfer ownership of the Estonian Shares to the Company.

(b) The Shareholders agree to indemnify and hold harmless the Company from and against any and all costs and expenses incurred by the Company from and after Closing in procuring the registration of the Estonian Shares, including, without limitation, any costs or expenses incurred with purchasing the Estonian Shares from any third party with a legitimate claim to the shares (including the cost of the payment for the Estonian Shares and any adverse tax impacts to the Company)If the Estonian Shares cannot be procured by December 31, 2020, Purchaser and the Shareholder’s Representative shall in good faith negotiate an amount representing a reasonable estimate of the loss to the Company as a result of the Company not being the registered owner of the Estonian Shares and of the amount which may be required to be paid to the holder of the Estonian Shares, if any, for the registration of the Estonian Shares (and shall submit any disputes to the Accounting Arbitrator in accordance with Section 1.5(e)) (the “Estonian Share Value” and, together with the other the costs, expenses and losses pursuant to this Section 6.10(b), the “Estonian Share Loss”).

(c) Any Estonian Share Loss shall be entirely satisfied by discounting the value of such Estonian Share from the aggregate Adjusted Milestone Consideration to be issued to the Shareholders pursuant to Section 1.5(b), provided that to the extent the Estonian Shares are registered in the name of the Company prior to December 31, 2023, the value of the Estonian Shares so registered (the “Estonian Share Gain”) shall be added to the Adjusted Milestone Consideration to be issued to the Shareholders pursuant to Section 1.5(b).

6.11 Good Faith Performance. Each Party agrees to act in good faith towards the other Parties to this Agreement in the fulfilment of any obligations, commitments and undertakings or in the exercise of any rights of such Party under this Agreement.

Article VII
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Each Party. The respective obligations of the Company, the Shareholders and Purchaser to effect the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Closing in connection with the Transactions shall have been obtained.

(b) No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Transactions illegal or otherwise prohibiting or preventing consummation of the Transactions.

(c) Principal Market Approval. Purchaser shall have received the Principal Market Approval and provided evidence thereof to the Company.

7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Company Obligations. (i) the Company shall have performed and satisfied in all material respects each of its obligations hereunder and under the other agreements contemplated hereby, required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), (iii) each of the representations and warranties of the Company contained herein or in any other document or agreement contemplated hereby, other than those set forth in clause (ii) above shall have been true and correct in all material respects as of the date of this Agreement (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), in each case, without regard to any qualification as to materiality included therein, and (iv) Purchaser shall have received a certificate signed by a duly authorized executive officer of the Company to the foregoing effect and to the effect that the conditions specified within this Section 7.2(a) have been satisfied.

(b) Shareholder Obligations. (i) The Shareholders shall have performed and satisfied in all material respects each of their obligations hereunder and under the other agreements contemplated hereby, required to be performed and satisfied by the Shareholders on or prior to the Closing Date; (ii) each of the representations and warranties of the Shareholders set forth in Section 3.1 (Ownership of Company Securities), Section 3.9 (Authority), and Section 3.10 (No Conflict) shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), and (iii) each of the representations and warranties of the Shareholders contained herein or in any other document or agreement contemplated hereby, other than those set forth in clause (ii) above shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), in each case, without regard to any qualification as to materiality included therein.

(c) Notices. The Company shall have delivered to the applicable third parties and delivered to Purchaser (i) any and all notices required under the Contracts set forth in Section 2.17(a)(vi) of the Company Disclosure Schedules, in each case, in connection with or as a result of the Transactions.

(d) No Violation. No Legal Requirements shall have been enacted or exist that would prohibit consummation of the Transactions, the Closing or the other transactions contemplated by this Agreement or the other agreements contemplated hereby. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity (i) preventing consummation of the Transactions, the Closing or the other transactions contemplated by this Agreement or the other agreements contemplated hereby (ii) limiting or restricting Purchaser’s ownership, conduct or operation of the business of the Company and its Subsidiaries following the Closing shall be in effect. There shall be no pending or threatened any Action seeking any of the foregoing or any other injunction, restraint or prohibition in connection with the Transactions and the other agreements contemplated hereby.

(e) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing as of the Closing.

(f) FIRPTA. The Company shall have delivered to Purchaser the FIRPTA Certificate.

(g) Key Individual Agreements. The employment agreements and the Managing Director Agreement to be entered into between the Company and each of the Key Individuals respectively, (including the employee and consultant confidential information and assignment of inventions agreements appended thereto) on or about the date of this Agreement shall be in full force and effect as of the Closing and shall not have been repudiated, and no Key Individual shall have terminated his employment with the Company.

(h) Ownership.The Shareholders, including any parties executing Joinder Agreements, shall own all of the outstanding Company Shares, and there shall be no other outstanding rights to acquire Company Shares, whether by virtue of any previously outstanding rights being exercised or validly terminated.

(i) Other Transaction Documents. The Company and the Shareholders Representative shall have executed and delivered to Purchaser all of the documents and agreements set forth in Section 1.2(a) or otherwise contemplated hereby to which each is a party, and each such document shall be in full force and effect and shall not have been repudiated.

7.3 Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the Closing are subject to the satisfaction or waiver (to the extent legally permissible) of each of the following conditions any of which may be waived, in writing, exclusively by the Shareholders’ Representative:

(a) Representations and Warranties. Except as would not be reasonably be expected to prevent consummation of the Transactions, (i) Purchaser shall have performed and satisfied in all material respects each of its respective covenants and obligations hereunder and under the other documents and agreements contemplated hereby and required to be performed and satisfied by it on or prior to the Closing Date, (ii) each of the representations and warranties of Purchaser set forth in Section 4.1 (Organization and Qualification) shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date) and (iii) each of the representations and warranties of Purchaser contained herein or in any other document or agreement contemplated hereby other than those set forth in clause (ii) above shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), in each case, without regard to any qualification as to materiality included therein.

(b) No Violation. No Legal Requirements shall have been enacted or exist that would prohibit consummation of the Transactions, the Closing or the other transactions contemplated by this Agreement or the other agreements contemplated hereby. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing consummation of the Transactions, the Closing or the other transactions contemplated by this Agreement or the other agreements contemplated hereby shall be in effect. There shall be no pending or threatened any Action seeking any of the foregoing or any other injunction, restraint or prohibition in connection with the Transactions, the Closing, or the other transactions contemplated by this Agreement.

(c) Other Transaction Documents. Purchaser shall have executed and delivered to the Company and the Shareholders’ Representative all of the documents and agreements set forth in Section 1.2(b) or otherwise contemplated hereby to which each is a party, and each such document shall be in full force and effect and shall not have been repudiated.

Article VIII
INDEMNIFICATION

8.1 Survival of Representations and Warranties.

(a) All of the representations, warranties, covenants and agreements of Purchaser, the Company and the Shareholders set forth in this Agreement shall survive the closing and the consummation of the Transactions and continue in full force and effect. Notwithstanding the foregoing or anything to the contrary contained herein, no party shall be entitled to recover for any Loss (as defined below) arising from or relating to a breach of the representations and warranties set forth in Article II and Article III unless written notice thereof is delivered to the other parties on or prior to the Applicable Limitation Date. For purposes of this Agreement the term “Applicable Limitation Date” shall be the date that is thirty six (36) months after the Closing Date; provided, that the Applicable Limitation Date with respect to any Loss arising from or related to: (A) a breach of the representations and warranties set forth in Section 2.1 (Organization and Good Standing), Section 2.3 (Capitalization), Section 2.4 (Authority and Enforceability), Section 2.5 (No Conflict; Required Consents and Approvals), Section 2.11 (Employee Benefits), Section 2.15(a) (Intellectual Property Fundamental Representations), Section 2.16 (Taxes), Section 2.23 (Brokers), Section 3.1 (Ownership of Company Securities), Section 3.9 (Authority) and Section 3.11 (Brokers’ and Finders’ Fees) (together, the “Fundamental Representations”) or (B) any breach of any representation or warranty by a Party which results from fraud or willful misconduct; the Applicable Limitation Date shall be the date that is ninety (90) days following expiration of the applicable statute of limitations with respect to such breach.

8.2 Indemnification.

(a) Subject to the limitations set out in Sections 8.2(d) and 8.2(e), the Shareholders shall, severally and not jointly, indemnify and hold harmless Purchaser and its directors, managers, officers, employees, Affiliates (including, after the Closing, the Company and its Subsidiaries), successors and permitted assigns (collectively, as the case may be, the “Purchaser Indemnitees”), against any Loss, Liability, damage, penalty, fine, Tax, cost or expense, including reasonable legal expenses and costs associated therewith, whether or not arising out of a third party claim, which they may suffer, sustain or become subject to as a result of, without duplication:

(i) the breach by the Company or any Shareholder of (A) any of the Fundamental Representations or (B) any covenant or agreement made by the Company or any Shareholder contained in this Agreement;

(ii) any Indemnified Taxes;

(iii) fraud or willful misconduct by or on behalf of any Shareholder, or by or on behalf of the Company (provided that if such fraud or willful misconduct is by or on behalf of the Company, liability for such losses shall be borne by the Shareholders pro rata based on the total consideration allocable to such Shareholders pursuant to this Agreement);

(iv) (A) the consulting service fee payments based on the consulting relationship made and/or entered into under the Consultancy Agreements, (B) any claim that an employee has been misclassified as an independent contractor under an employment or service relationship or otherwise, including any claims related to failure to withhold income taxes or to pay required pension and social contributions, (C) the Company Options issued to TT Metals Oy or the exercise thereof, or (D) any amounts, including any amount of any transaction bonus, paid or to be paid to the employees or consultants of the Company or its Subsidiaries arising out of or relating to the execution and delivery of this Agreement or the consummation of the transactions thereunder, and any Taxes, withholdings, pension contributions, social security payments or other payments related thereto;

(v) any breach of Section 2.20 (Anti-Corruption Laws), solely to the extent such breaches relate to Russia, Uruguay or Brazil; and

(vi) the Estonian Share Loss.

Any knowledge of Purchaser based on due diligence investigations, any statement in the Company Disclosure Schedules or the Shareholder Disclosure Schedules or otherwise does not limit the Purchaser Indemnitees right to special indemnity under this Section 8.2 and the limitations set out in Sections 8.2(d) and 8.2(e) do not apply hereto.

(b) Purchaser shall indemnify and hold harmless the Shareholders against any Losses, Liability, damage, penalty, fine, Tax, cost or expense, including reasonable legal expenses and costs associated therewith, which he, she or it may suffer, sustain or become subject to as the result of (i) a breach by Purchaser of any representation or warranty set forth in Article IV, or (ii) the breach by Purchaser of any covenant or agreement made by Purchaser contained in this Agreement or any document delivered by or on behalf of Purchaser at or prior to the Closing.

(c) For the purposes of Section 8.2(a) and Section 8.2(b), in determining whether there has been a breach of any representation or warranty, and in calculating the amount of any Loss with respect to any such breach, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect shall be disregarded, other than with respect to (i) Section 2.7(a) and Section 2.7(a) (first sentence), and (ii) any defined term containing any such term in its title (e.g. “Material Contract”).

(d) If any Loss arises from or relates to breach of a Fundamental Representation, the Purchaser Indemnitees shall be entitled to recover from each Shareholder severally and not jointly for any Losses in excess of ten million US dollars ($10,000,000). Any such Losses, as well as any Losses in respect of Section 8.2(a) (iv),(v), (vi) and (vii) shall be entirely satisfied by discounting the value of such Losses from the aggregate Adjusted Milestone Consideration to be issued to the Shareholders pursuant to Section 1.5(b) (and for the avoidance of doubt, no Shareholder shall be required to make any payment in cash to any Purchaser Indemnitee in satisfaction of any such Losses, and no Purchaser Indemnitee, including no Purchaser Indemnitee that is not Purchaser, shall be entitled to any other consideration from the Shareholders, notwithstanding that only Purchaser is the direct beneficiary of the reduction in Adjusted Milestone Consideration).

(e) Any Person making a claim for indemnification under this Article VIII (an “Indemnified Party”) must give the indemnifying Party (the “Indemnifying Party”) written notice of such claim describing such claim and the nature and amount of the Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) within forty-five (45) days after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party (a “Third Party Claim”) or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 8.2, except to the extent such claim is materially prejudiced as a result thereof; and provided further, that any claim to be made against Purchaser on behalf of any Shareholder must be made by the Shareholders’ Representative, and in such case Purchaser shall be entitled to only give notices to, and to exclusively negotiate with, the Shareholders’ Representative in respect of such claim. Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party may, with the consent of the Indemnified Party in its sole discretion, assume the defense of such matter; provided, that (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (ii) the Indemnified Party may participate in the defense of such claim, at its own expense, with co-counsel of its choice to the extent that the Indemnified Party believes, in its sole discretion, that such matter shall affect its ongoing business and (iii) the Indemnifying Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability and obligations with respect thereto. Otherwise, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate provided that the Indemnified Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnified Party shall cooperate with the Indemnifying Party in all matters arising under this Section 8.2.

(f) In addition to the above, the following limitations and qualifications shall apply:

(i) no liability for any Shareholder shall arise if and to the extent that any Claim occurs as a result of: (i) any change in accounting policies after the Closing Date; (ii) any legislation not in force at Closing, or which takes effect retroactively; and (iii) any increase in the tax rate or any change in the practice of any relevant tax authorities after Closing;

(ii) no liability shall arise for any consequential, indirect or special damages (including for the avoidance of doubt loss of profit);

(iii) any loss which is contingent shall not constitute a Loss and no Claim shall be made in relation to such loss, unless and until such contingent loss becomes an actual loss;

(iv) any Loss shall be computed on a USD-for-USD basis without regard to any price earnings multiple, discount rates/yields or any other valuation mechanism employed by Purchaser in calculating the total aggregate amount of the Aggregate Closing Consideration and the Purchaser Shares;

(v) no Loss would have occurred but for anything done or omitted to be done pursuant to this Agreement or otherwise at the written request or with written approval of Purchaser or its Affiliate or representative; and

(vi) Purchaser shall use its reasonable efforts to mitigate any Loss.

(g) For the avoidance of doubt, Purchaser is not entitled to recover more than once in respect of the same Loss (whether based on the same or different representation or warranty or other provision of this Agreement or any other agreement entered into in connection with this Agreement).

(h) All indemnification payments made by the Shareholders pursuant to this Section 8.2 will be deemed to be adjustments to the Aggregate Closing Consideration.

(i) For purposes of calculating the amount of Loss incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by (i) the amount of any insurance proceeds actually paid to such Indemnified Party in respect of such Loss (other than proceeds from the R&W Policy), net of any deductible amounts, the Indemnified Party’s reasonable estimate of any increase in premiums related thereto and any costs associated with obtaining such insurance proceeds, and (ii) the amount of any indemnification, contribution, and other similar payment proceeds actually covered by such Indemnified Party in respect of such Loss net of any costs associated with obtaining such proceeds.

(j) Other than (i) in the case of fraud or willful misconduct, by signing this Agreement or (ii) to enforce rights of the Company or Purchaser under any written agreements with an employee or consultant of the Company, Purchaser waives any right to raise any claim against any employee or consultant of the Company in connection with this Agreement or the pre-signing disclosure process relating to this Agreement.

(k) Each of the Parties acknowledges and agrees that the indemnification provisions set forth in this Section 8.2 shall be the exclusive remedy of the Parties with respect to any breaches of the representations, warranties, covenants or agreements set forth in this Agreement, it being agreed that nothing herein shall limit or impair any Party’s right to obtain specific performance or other injunctive relief with respect to any such breach of any such representation, warranty, covenant or agreement.

(l) Purchaser and the Shareholders acknowledge and agree that any claim or right of Purchaser under any legislation anywhere in world which would otherwise permit Purchaser to reject the Company Shares or annul or otherwise rescind this Agreement or render the Transactions void ab initio (including for the avoidance of doubt a purchaser’s rights under the Finnish Sale of Goods Act (355/1987)) and any rights or remedies available to a purchaser thereunder shall be expressly excluded and irrevocably waived by Purchaser.

8.3 R&W Policy.

(a) The Parties acknowledge that Purchaser has obtained the R&W Policy from the Insurer to protect Purchaser against Losses incurred by Purchaser as a result of any breach by the Company or the Shareholders of certain representations and warranties set forth in Article II and Article III. Subject to the terms and conditions of this Section 8.3, from and after the Closing any Loss that Purchaser may suffer, sustain or become subject to, as a result of a breach by the Company or any Shareholder of any of the representations or warranties set forth in Article II or Article III (whether or not arising out of a third party claim) shall be satisfied from the R&W Policy, provided that with respect to Losses resulting from (a breach by the Company or any Shareholder of a Fundamental Representation, such Losses shall be satisfied first from the R&W Policy, but shall be recoverable in excess of the R&W Policy as provided in Section 8.2(d), and (ii) in the case of fraud, gross negligence or willful misconduct this Section 8.3 shall not apply.

(b) Neither any Shareholder nor the Company or any Subsidiary shall have any obligation to pay any part of the insurance premium payable in respect of the R&W Policy or to contribute to any amount of retention or deductible payable by Purchaser under the R&W Policy.

(c) Purchaser further acknowledges and agrees that the provisions of Section 8.2 and this Section 8.3 shall apply regardless of whether:

(i) Purchaser obtains at or following the Closing maintains the R&W Policy;

(ii) the R&W Policy is revoked, cancelled or modified in any manner after issuance; or

(iii) Purchaser makes any claim under the R&W Policy and such claim is denied by the Insurer.

8.4 Third party claims. Upon receipt of notice by Purchaser of any Third Party Claim, Purchaser shall, in order to maintain the right to bring a claim against any Shareholder under Section 8.2(d) and receive any compensation from such Shareholder:

(a) as soon as practicable, but in no event later than 90 days after becoming aware of such Third Party Claim, provide written notice thereof to the Shareholders’ Representative; provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the interests of the applicable Indemnitors shall have been materially prejudiced as a result of such failure;

(b) at the cost of the Shareholders, take any commercially reasonable action requested by the Shareholders’ Representative in connection with defending such Third Party Claim, provided, however, that Purchaser may exercise its sole discretion in rejecting requests to make its senior executives available;

(c) not settle, compromise or discharge such Third Party Claim without obtaining the prior written consent of the Shareholders’ Representative, such consent not to be unreasonably withheld or delayed,; and

(d) at the cost of the Shareholders, give the Shareholders or the Shareholders’ duly authorized representatives, access to the personnel of Purchaser and to any relevant premises, accounts, documents and records during normal business hours, to enable the Shareholders, or the Shareholders’ duly authorized representatives, to examine such claim, premises, accounts, documents and records and to take copies or photocopies thereof solely for the purpose of analyzing the merits of such Third Party Claim.

8.5 Shareholders’ Representative.

(a) The Shareholders hereby appoint the Shareholders’ Representative as their agent and attorney-in-fact, as their sole representative for and on behalf of the Shareholders and to receive and distribute cash payments, to give and receive notices and communications, and otherwise in satisfaction of indemnification claims by any Indemnified Party pursuant to this Article VIII, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any indemnification claim hereunder or any dispute between any Indemnified Party and any Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Shareholders’ Representative may not be removed other than with the consent of a majority of the Shareholders. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive any compensation for its services. Other than in connection with any claim pursued by an Indemnified Party directly against a Shareholder, notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Shareholders.

(b) A decision, act, consent or instruction of the Shareholders’ Representative, including an amendment, extension or waiver of any provision of this Agreement pursuant to Section 9.4 (Extension; Waiver) and Section 10.10 (Amendment and Modification) and shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders, and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of the Shareholders. Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.

(c) The Shareholders’ Representative shall distribute or cause to be distributed, in each case in accordance with the Distribution Schedule: (i) to each Shareholder the portion of the Adjusted Cash Consideration payable to such Shareholder in respect of such Shareholder’s Company Shares, pursuant the Distribution Schedule; and (ii) any other monies that may be distributed to the Shareholders after the Closing on account of their Company Shares.

(d) The Shareholders’ Representative may rely and act upon any statement, report or opinion prepared by or any advice received from the auditors, counsel or other professional advisors of the Shareholders’ Representative. Absent fraud or willful misconduct, the Shareholders’ Representative shall not be responsible or held liable, in each case to any Shareholders for any loss or damage resulting from so relying or from acting in accordance with this Agreement as the Shareholders’ Representative. Each Shareholder agrees (i) to jointly and severally indemnify and hold harmless the Shareholders’ Representative and its officers, directors and security holders from and against any and all losses, claims, damages, costs, expenses (including, without limitation, legal fees and expenses on a full indemnity basis) and liabilities (collectively, such losses, claims, damages, costs, expenses and liabilities being the “Indemnified Liabilities”) to which Shareholders’ Representative may become subject, insofar as such Indemnified Liabilities (or actions, suits, or proceedings, including any inquiry or investigation or claim, in respect thereof) arise out of, in any way relate to, or result from its acting as Shareholders’ Representative hereunder and (ii) to reimburse the Shareholders’ Representative and its officers, directors and security holders upon demand for all legal or other expenses, if any, incurred in connection with its acting as Shareholders’ Representative, other than in the case of fraud, gross negligence or willful misconduct, provided that the Shareholders’ Representative has acted in compliance with this Agreement.

Article IX
TERMINATION; EXCLUSIVITY; Extension; Waiver.

9.1 Termination. Except as provided in Section 9.2, at any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned:

(a) by mutual written agreement of Purchaser and the Company;

(b) by either Purchaser or the Company if the Closing shall not have occurred by the forty-five (45) days after the date of this Agreement or such other date that Purchaser and the Company may agree upon in writing (the “Termination Date”) provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company if a breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company has resulted in the failure of the Closing to occur before the Termination Date; and provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Purchaser if the breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser has resulted in the failure of the Closing to occur before the Termination Date;

(c) by either Purchaser or the Company, if any Legal Requirement preventing the Closing or the consummation of the Transactions shall have become final and nonappealable;

(d) by Purchaser, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured or if such breach was intentional) and if not cured within such ten (10) day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.2 (Conditions to Obligations of Purchaser) to be satisfied, or (ii) the Company shall have breached Section 9.3 (Exclusivity); or

(e) by the Company, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured or if such breach was intentional) and if not cured within such ten (10) day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.3 (Conditions to Obligations of the Company and the Shareholders) to be satisfied.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination to the other party.

9.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Purchaser, the Company or the Shareholders, or their respective officers, directors, shareholders, Affiliates or representatives except as provided in this Section 9.2, if applicable; provided, however, that that (a) the provisions of this Section 9.2, Sections 6.2 (Confidentiality), Section 6.4 (Third Party Expenses) and Article X (General Provisions) and the Confidential Disclosure Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

(b) If this Agreement is terminated by Purchaser pursuant to Section 9.1(d)(ii) and the Company and/or the Shareholders consummate an Alternative Transaction, then the Company shall promptly reimburse Purchaser upon request for all out-of-pocket fees, costs and expenses (including all attorneys’ fees, accountants’ fees, and investment bankers’ and advisors’ fees) that have been incurred or paid by or on behalf of Purchaser or Purchaser’s Affiliates in connection with the preparation, negotiation and performance of this Agreement and the due diligence investigation conducted with respect to the Company and its Subsidiaries.

9.3 Exclusivity.

(a) From and after the date hereof until the Closing or termination of this Agreement pursuant to Section 9.1 (Termination) neither the Company nor the Shareholders’ Representative will, nor will it authorize or permit any of its respective representatives or shareholders to, directly or indirectly, (i) solicit, initiate, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal (other than to the extent contemplated by this Agreement or the Transactions) to the vote of any Shareholder. The Company and the Shareholders’ Representative will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal. If any Shareholder or the Shareholders’ Representative, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company or the Shareholders’ Representative is obligated pursuant to this Section 9.3 to cause such Shareholder not to take, then the Company or the Shareholders’ Representative shall be deemed for all purposes of this Agreement to have breached this Section 9.3.

(b) The Company or the Shareholders’ Representative, as the case may be, shall immediately notify Purchaser orally and in writing after receipt by the Company or the Shareholders’ Representative (or, to the Knowledge of the Company or the knowledge of the Shareholders’ Representative, by any of its respective representatives or shareholders), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person other than Purchaser not in the ordinary course of business consistent with past practice or that the Company or the Shareholders’ Representative reasonably believes could not be reasonably be expected to lead to an Acquisition Proposal.

9.4 Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Company and the Shareholders, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Shareholders agree that any extension or waiver signed by the Shareholders’ Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

Article X
GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) if by facsimile, upon electronic confirmation of receipt by facsimile or, if not transmitted on a Business Day, the first Business Day following transmission, provided that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, and sent by email, with the subject line “Project Pecan Notice”, (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second (2nd) Business Day following the date of dispatch) or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below:

(a) if to Purchaser, (or to the Company after the Closing) :

Marrone Bio Innovations, Inc.
1540 Drew Avenue
Davis, CA 95618
Telephone: 530-302-8289
Facsimile: 530-302-0189
Attention: Linda V. Moore, General Counsel

E-mail: lmoore@marronebio.com

with a copy to (which copy shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention: Alfredo Silva

Email: ASilva@mofo.com

(b) if to the Company (prior to Closing):

Pro Farm Technologies Oy

Vantaankoskentie 14 A,

01670, Vantaa
Attention: Matti Tiainen, CEO

Email: matti.tiainen@profarm.org

with a copy to (which copy shall not constitute notice):

HPP Attorneys Limited

Bulevardi 1A,

00100, Helsinki
Attention: Andrew Cotton, Partner

Email: Andrew.cotton@hpp.fi

with a copy to the Shareholders’ Representative (which copy shall not constitute notice):

Matti Tiainen

Vantaankoskentie 14 A,

01670, Vantaa

Email: matti.tiainen@profarm.org

(c) if to the Shareholders’ Representative:

Matti Tiainen

Vantaankoskentie 14 A,

01670, Vantaa

Email: matti.tiainen@profarm.org

10.2 Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, Subsections, Annexes, Exhibits and Schedules are references to Articles, Sections, Subsections, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “or” is not exclusive. The words “include” or “including” mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The words “made available” or words of similar import mean that, on or before 5:00 p.m. Pacific time on the third (3rd) Business Day immediately preceding the date of this Agreement, the Company has posted complete and correct copies of such materials to the virtual data room managed by the Company, and Purchaser and its representatives shall have been granted access to such virtual data room and such materials prior to such time. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

10.3 Entire Agreement; Assignment; Successors. This Agreement and the other documents and agreements contemplated hereby (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidential Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms, subject to the provisions of Section 6.2 (Confidentiality) herein; and (b) may not be assigned by operation of law or otherwise; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any Affiliate. Any purported assignment of this Agreement in contravention of this Section 10.3 shall be null and void and of no force or effect. Subject to the preceding sentences of this Section 10.3 this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any of the other documents or agreements contemplated hereby, the terms of this Agreement shall prevail.

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to the fullest extent permitted by applicable Legal Requirements, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.5 Specific Performance and Other Remedies. Each party to this Agreement acknowledges and agrees that the other parties hereto would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party to this Agreement hereby agrees that the other parties hereto shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement or specific performance by any other party under this Agreement without the necessity of proving the inadequacy of money damages as a remedy, and each party hereto hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties hereto have an adequate remedy at law, and hereby agrees to waive any requirement to secure or post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.5 shall be in addition to, any other remedies available to the parties under this Agreement.

10.6 Governing Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the applicable Legal Requirements of the State of Delaware without regard to the conflicts of laws principles thereof.

10.7 Submission to Jurisdiction. Except as otherwise provided in Section 1.4(c), the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement or of any such other document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such other document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.1 (Notices) as permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.

10.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the documents referred to in this Agreement, and the transactions contemplated hereby and thereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

10.9 No Third-Party Beneficiaries. Except for the provisions set forth in Article VIII (Indemnification) and for Translink’s rights to receive Purchaser Shares pursuant to Section 1.3(a) and Section 1.5, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.10 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties at any time; provided that this Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties.

10.11 Attorneys’ Fees. Except as otherwise provided herein, in the event an Action is brought against a party hereto relating to this Agreement or to enforce or interpret any provision of this Agreement, the prevailing party, or in the event that there is no prevailing party, then the substantially prevailing party, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.12 Fees and Expenses. Except as otherwise provided, all fees and expenses incurred in connection with or related to this Agreement and the other documents and agreements contemplated hereby, and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. For the avoidance of doubt, the costs of obtaining the R&W Policy (including any premiums, commissions, taxes and other charges, fees or expenses of the underwriter(s) thereof) shall be borne by Purchaser.

10.13 Waivers. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.14 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Legal Requirements or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.15 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Purchaser, the Company, the Shareholders and the Shareholders’ Representative have caused this Agreement to be executed as of the date first written above.

MARRONE BIO INNOVATIONS, INC.

By:	/s/ James B. Boyd
Name:	James B. Boyd
Title:	President and Chief Financial Officer

[Signature Page to Share Purchase Agreement]

PRO FARM TECHNOLOGIES OY

By:	/s/ Fredrik Engvall
Name:	Fredrik Engvall
Title:	Sole Board member

Address: Vantaankoskentie 14 A, 01670 Vantaa, Finland

[Signature Page to Share Purchase Agreement]

AGRIMAX VENTURES PTE LTD

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: 22 North Canal Road, #02-00, Singapore 048834

[Signature Page to Share Purchase Agreement]

TT METALS OY

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: Jarintie 4B, 01840 Klaukkala, Finland

[Signature Page to Share Purchase Agreement]

STOLT CONSULTING AB

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: BOX 1093, 26222 Ängelhom, Sweden

[Signature Page to Share Purchase Agreement]

MIKAELS OÜ

By:	/s/ Richard Relander
Name:	Rikard Relander
Title:	Director

Address: Viru Väljak 2, 10111 Tallinn, Estonia

[Signature Page to Share Purchase Agreement]

GRANNEFELT FINANCE OY

By:	/s/ Eva Grannenfelt
Name:	Eeva Grannenfelt
Title:	Managing Partner

Address: Salomonkatu 17 A, 3. krs, 00100 Helsinki, Finland

[Signature Page to Share Purchase Agreement]

MATFRED HOLDING OÜ

By:	/s/ Matti Tiainen
Name:	Matti Tiainen
Title:	Director

Address: Pärnu mnt 10, 10148 Tallinn, Estonia

[Signature Page to Share Purchase Agreement]

KJ-CAPITAL OY

By:	/s/ Jens Kyllönen
Name:	Jens Kyllönen
Title:	Director

Address: Lönnrotinkatu 3 A 14, 00120 Helsinki, Finland

[Signature Page to Share Purchase Agreement]

LUCROSUM CAPITAL OY

By:	/s/ Esko Lahtinen
Name:	Esko Lahtinen
Title:	Director

Address: Suezinkatu 7 b 35, 00220 Helsinki, Finland

[Signature Page to Share Purchase Agreement]

ANITA PALDANIUS

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: Eerikinkatu 15-17 c 39, 00100 Helsinki, Finland

[Signature Page to Share Purchase Agreement]

MIKKO RINTA-JOUPPI

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: Lönnrotinkatu 28 B 28, 00180 Helsinki, Finland

[Signature Page to Share Purchase Agreement]

JN CAPITAL OY

By:	/s/ Jussi Nevalinna
Name:	Jussi Nevanlinna
Title:	Director

Address: Neitsytpolku 1 b A 12, 00140 Helsinki, Finland

[Signature Page to Share Purchase Agreement]

KORPI CAPITAL OY

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: Pieni Roobertinkatu 13 b 26, 00130 Helsinki, Finland

[Signature Page to Share Purchase Agreement]

WILHELM VON FRECKELL

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: Södra Heikelvägen 8B, 02700 Grankulla, Finland

[Signature Page to Share Purchase Agreement]

MAATILA VUORINEN OY

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: Paimelantie 575, 17120 Paimela, Finland

[Signature Page to Share Purchase Agreement]

AENGSALV OY

By:	/s/ Fredrik Engvall
Name:	Fredrik Engvall
Title:	Director

Address: Mechelininkatu 15 B 34, 00100 Helsinki, Finland

[Signature Page to Share Purchase Agreement]

PERTTU JALKANEN

By:	/s/ Andrew Cotton
Name:	Andrew Cotton
Title:	Attorney-at-Law, by proxy

Address: Carrer Llull 133M5, 08005 Barcelona, Spain

[Signature Page to Share Purchase Agreement]

SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Matti Tiainen
MATTI TIAINEN

[Signature Page to Share Purchase Agreement]

ANNEX 0

CURRENT SHAREHOLDERS AND CONVERSION SHAREHOLDERS

Current Shareholders:

●	TT Metals Oy
●	Stolt Consulting AB
●	Mikaels Oü Rekisterinumero
●	Grannefelt Finance Oy
●	Matfred Holding Oü
●	KJ-Capital Oy
●	Lucrosum Capital Oy
●	Anita Paldanius
●	Mikko Rinta-Jouppi
●	JN Capital Oy
●	Korpi Capital Oy
●	Wilhelm von Frenckell
●	Maatila Vuorinen Oy
●	Aengsalv Oy
●	Perttu Jalkanen

Conversion Shareholders:

●	TT Metals Oy
●	Richard Gurney
●	Agrimax Ventures

Shareholders to execute Joinder:

●	Estate of Igor Taganov (or heirs)

ANNEX A

DEFINED TERMS

“1933 Act” means the Securities Act of 1933, as amended.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Purchaser), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from any Shareholders, by any Person or Group of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than fifteen percent (15%) of the assets of the Company in any single transaction or series of related transactions; or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property (any such transaction, an “Alternative Transaction”).

“Action” means an action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or private arbitrator or mediator.

“Adjusted Annual EBITDA Milestone Consideration” means the Annual EBITDA Milestone Consideration, minus the percentage equal to 2.0 divided by 9.3 multiplied by the Milestone Consideration Adjustment.

“Adjusted Annual Total Revenue Milestone Consideration” means the Annual Total Revenue Milestone Consideration, minus the percentage equal to 3.0 divided by 9.3 multiplied by the Milestone Consideration Adjustment.

“Adjusted Cash Consideration” means the Initial Cash Consideration minus the Cash Consideration Adjustment, which the parties agree equals $2,745,654.

“Adjusted Closing Stock Consideration” means a total number of shares of Purchaser Common Stock equal to (A) (i) the Initial Closing Stock Consideration minus the Closing Stock Consideration Adjustment, divided by (ii) $1.3952, rounded to the nearest share, minus (B) the number of restricted stock units listed on Annex C, which the parties agree equals 12,766,851 shares of Purchaser Common Stock.

“Adjusted [***] Milestone Consideration” means the [***] Milestone Consideration, minus the percentage equal to 3.0 divided by 9.3 multiplied by the Milestone Consideration Adjustment.

“Adjusted Debt and Equity Milestone Consideration” means the Debt and Equity Milestone Consideration, minus the percentage equal to 1.3 divided by 9.3 multiplied by the Milestone Consideration Adjustment.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Aggregate Closing Consideration” means the Adjusted Cash Consideration plus the Adjusted Closing Stock Consideration.

“Agrimax Convertible Loan” means the convertible loan held by Agrimax Ventures PTY.

“Anderson Loan Documents” means the Loan Agreement and the Security Agreement, each dated April 8, 2019 and by and between Mr. Dwight Anderson and the Company.

“Annual EBITDA Milestone Consideration” means $2,000,000.

“Annual Total Revenue Milestone Consideration” means $3,000,000.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in both San Francisco, California and Helsinki, Finland between the hours of 8:00 a.m. and 5:00 p.m. local time.

“Cash” means the aggregate amount of all unrestricted cash and cash equivalents of the Company and each of its Subsidiaries.

“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the Articles of Association of the Company as per August 6, 2019.

“Company Data” means any Personal Data or other data maintained by or for the Company or its Subsidiaries, including but not limited to any data maintained or processed by Company or its Subsidiaries on behalf of their customers.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are used, held for use or practiced by the Company or any of its Subsidiaries, including any Intellectual Property and Intellectual Property Rights incorporated into or otherwise used, held for use or practiced in connection with (or planned to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Products.

“Company Option” means each option, warrant or other right to purchase Company Shares outstanding as of the date of this Agreement.

“Company Products” means any and all products or services manufactured, designed, offered, licensed, provided, sold, distributed or otherwise exploited by or for the Company or any of its Subsidiaries, and any and all products or services under design or development (or already designed or developed) by or for the Company or any of its Subsidiaries, together with any related documentation, materials, or information.

“Company Shares” means all the issued and outstanding shares of the Company as at the date of this Agreement.

“Consultancy Agreements” means the consultancy agreements between the Company and TT Metals Oy dated August 1, 2017, the Company and Dandy Group Oy dated September 1, 2017, and the Company and Aengsalv Oy dated September 1, 2017.

“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Convertible Loans” means the convertible loan held by Cork Agriculture and the Agrimax Convertible Loan.

“Data Protection Requirements” means all applicable Legal Requirements, relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data (including Personal Data of employees, contractors, and third parties).

“Debt and Equity Milestone Consideration” means $1,300,000.

“Distributor” means [***].

“Distributor Milestone Consideration” means $3,000,000.

“Environmental Law” means any applicable Legal Requirements relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign.

“Group” has the meaning set forth in Section 13(d) of the 1934 Act, as amended, the rules and regulations thereunder and related case law.

“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

“Indebtedness” means the sum of the following, whether or not contingent or due and payable: (i) indebtedness of the Company or any of its Subsidiaries for borrowed money, including convertible debt; (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of the Company in respect of letters of credit, notes, bonds, debentures, derivatives or other similar instruments (or reimbursement agreements in respect thereof); (iv) obligations of the Company or any of its Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services, including deposits in transit and the cash used to purchase the shares in the Russian factory (the “Russian Factory Share Payment”); (v) capitalized lease obligations of the Company or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by the Company or any of its Subsidiaries or secured by any Lien on the assets of the Company or any of its Subsidiaries (including, for example, any factoring arrangements); (vii) any accounts payable of the Company or any of its Subsidiaries that are more than 30 days overdue; (viii) any non-recurring provisions; (ix) any contingent liabilities; (x) any salary accruals relating to Brazilian operations; (xi) Third Party Expenses other than the Shared Third Party Expenses; (xii) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing; (xiii) all accrued interest on any of the foregoing; and (xiv) in the nature of a guarantee of any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include (A) the Convertible Loans or (B) accounts payable, accruals, and other liabilities not yet due that do not represent indebtedness and are incurred in the ordinary course of business consistent with past practice, if less than 30 days overdue.

“Indemnified Taxes” means (a) Taxes for which the Company or any Subsidiary is liable for any Pre-Closing Tax Period, (b) Taxes of any Person for which the Company or any Subsidiary is liable by reason of a transaction, event or status occurring or existing on or prior to the Closing Date, including as a result of such other Person failing to discharge its primary liability for Taxes and (c) Taxes resulting from the transactions contemplated by this Agreement, including any Transfer Taxes for which the Indemnifying Party is liable pursuant to Section 1.3. For purposes of the foregoing, in the case of a Straddle Period, the amount of Taxes of the Company or a subsidiary that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and (i) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date and (ii) in the case of all other Taxes, such Taxes shall be apportioned between such two taxable years or periods on a daily basis.

“Initial Closing Stock Consideration” means Eighteen Million, Five Hundred Thousand Dollars ($18,500,000).

“Initial Closing Cash Consideration” means Four Million Dollars ($4,000,000).

“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence, and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics, and development tools; (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (collectively, “Works of Authorship”); (vi) databases and other compilations and collections of data or information (collectively, “Databases”); (viii) trademarks, service marks, logos, and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (collectively, “Trademarks”); (viii) domain names, uniform resource locators and other names and locators associated with the Internet (collectively, “Domain Names”); (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”); and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights, which may exist or be created under the laws of any jurisdiction in the world (whether statutory, common law or otherwise), relating to, arising from, or associated with Intellectual Property, including: (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates, and invention disclosure statements (collectively, “Patents”); (ii) copyrights and all other rights associated with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (including rights to modify the works and transfer the rights) (collectively, “Copyrights”); (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“International Trade Laws” means any law, regulations, order, permit or other decision or requirement having the force or effect of law and as amended from time to time, of any Governmental Entity, concerning the importation, exportation, reexportation or transfer of products (including hardware, software, technology and services), the terms and conduct of international transactions, including without limitation all applicable export control, sanctions, and customs Laws in any jurisdiction in which the Company and its subsidiaries conduct business.

“IRS” means the United States Internal Revenue Service.

“Key Individuals” means any director, officer or employee of the Company or any Subsidiary having a key position or management responsibility at the Company or any Subsidiary, each of which is listed on Annex B.

“Knowledge of the Company” or any similar phrase means, with respect to any fact or matter, the actual knowledge of the officers of the Company and its Subsidiaries and the individuals set forth on Annex B, and the knowledge such individuals would be expected to have after reasonable inquiry of the relevant matter.

“Labor and Employment Laws” means all applicable Legal Requirements regarding labor and employment, including those related to terms and conditions of employment, wages and hours, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation, immigration, individual and collective consultation, notice of termination and redundancy and the payment of social security and other Taxes, in each case.

“Leased Real Property” means all Real Property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy.

“Legal Requirement” means any applicable Finnish, Estonian, European Union, United States or other federal, state, local or other statute, law, treaty, ordinance, regulation, ruling, directive, rule, code, executive order, injunction, judgment, decree, writ, order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Liability” means, with respect to any Person, any debt, duty, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any encumbrance, charge, claim, limitation, condition, equitable interest, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion), pledge, hypothecation, security interest, title retention, easement, encroachment, exclusive license, right of first refusal or negotiation, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes that are not yet delinquent (and for which there are adequate accruals on the Financial Statements and Interim Financial Statements) and (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Loss” or “Losses” means any and all deficiencies, judgments, settlements, Actions, assessments, Liabilities, losses, damages, Taxes, interest, fines, penalties, costs, expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking indemnification therefor.

“Managing Director Agreement” means the managing director agreement to be entered into by and between the Company and Matti Tiainen on or about the date hereof.

“Material Adverse Effect” with respect to any Person means any change, claim, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the near-term or longer-term condition (financial or otherwise), assets (including intangible assets), Liabilities, business, prospects, capitalization, employees, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions or in the capital or financial markets, including changes in interest or exchange rates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (C) changes in applicable Legal Requirements, US GAAP or any authoritative interpretation thereof (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), or (D) any action expressly permitted or expressly required by this Agreement, or (ii) adversely affects, or would reasonably be likely to adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement or applicable Legal Requirements.

“Milestones” means the Distributor Milestone, the Annual Total Revenue Milestone, the Debt and Equity Milestone, and the Annual EBITDA Milestone.

“Milestone Share Price” means the greater of (1) the volume weighted average closing sale price of one share of Purchaser Common Stock as reported on the Principal Market for the thirty (30) consecutive trading days ending on December 31 of the calendar year with respect to which the Adjusted Milestone Consideration is due, or (2) $1.25 per share (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Net Debt” means all Indebtedness as at June 30, 2019, other than the Third Party Expenses, which shall be in the amounts set out in the Schedule of Expenses, as to paid and unpaid Third Party Expenses as of the date of this Agreement, plus any additional Third Party Expenses actually incurred whether before or after the date of this Agreement that are not reflected on the Schedule of Expenses, and excluding the Cash Adjustment Debt, the Total Consideration Adjustment Debt and any debt under the Anderson Loan Documents.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Personal Data” means information related to an identified or identifiable natural person (such as name, street address, telephone number, e-mail address, photograph, financial account number, social security number, customer or account number, government-issued identifiers, online identifiers and any other data used or intended to be used to directly or indirectly identify, contact or precisely locate a person).

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) the portion of any Straddle Period that ends on the Closing Date.

“Purchaser Common Stock” means the common stock, par value $0.0001 per share, of Purchaser.

“Purchaser Option Plan” means Purchaser’s 2013 Stock Incentive Plan as in effect immediately prior to the Closing.

“R&W Policy” means that certain the representations and warranties insurance policy purchased by Purchaser and bound as of the date hereof pursuant to the Binder Agreement, dated as of the date hereof, by and between Purchaser, as named insured, and Liberty Surplus Insurance Corporation.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, Purchasers, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“SEC” means the Securities and Exchange Commission.

“Shared Third Party Expenses” means all Third Party Expenses relating to accounting matters.

“Software” means any and all (1) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (2) testing, validation, verification and quality assurance materials, (3) Databases, conversions, interpreters, and compilations, including any and all data and collections of data, whether machine readable or otherwise, (4) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (5) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (6) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (7) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of the Company, Purchaser or any other Person means any corporation, partnership, limited liability company, registered local office, association, trust, unincorporated association or other legal entity of which the Company, Purchaser or any such other Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 50% or more of the share capital or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Tax” means (i) any direct or indirect federal, state, local, municipal, U.S. or non-U.S. net income, gross income, capital gains, gross receipts, profits, capital, estimated, sales, use, ad valorem, value added, registration, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (real or personal), production, unclaimed property, escheat, windfall profits, customs, duties or other taxes, contributions, rates, levies (including social security), fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of law, and (iii) any Liability for the payment of amounts described in clauses (i) or (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any return, election, form, certificate, declaration, notice, report, statement, information return or statement or other document (including any schedules thereto and including any amendment thereof) filed or required to be filed with respect to Taxes, including any amendments thereof, and including any schedules and attachments thereto.

“Taxing Authority” means any Governmental Entity having authority with respect to Taxes.

“Third Party Claim” means any claim in writing made by a third party (including any authorities) against Purchaser or the Company that may result in a Shareholder being required to compensate Purchaser in accordance with Section 8.2(d).

“Third Party Expenses” means all fees and expenses incurred by the Company, its Subsidiaries or any Shareholder (to the extent borne by the Company or any of its Subsidiaries) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including (i) all legal, Tax, accounting, financial advisory, investment banking, consulting fees and expenses and other like fees and expenses of third parties incurred by the Company and its Subsidiaries (including on behalf of a Shareholder) in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) all fees and expenses paid or payable in respect of third party waivers and consents or Contract amendments and terminations required to effect the Closing as contemplated by this Agreement, (iii) the employer portion of any payroll and withholding Taxes payable in connection with payments made in respect of Company Options, (iv) all compensatory payments (together with all Taxes, including the employer portion of any payroll and withholding Taxes, and/or other costs paid or payable in connection with such payments) made by, or obligation for payment by, the Company solely or partially as a result of the transactions contemplated hereby or a termination of employment or engagement that occurs on or prior to the Closing, pursuant to any Contract or applicable Legal Requirement or otherwise, including, bonus, separation, severance, redundancy, termination or similar-type benefits contemplated by this Agreement or the documents and agreements contemplated hereby, to any current or former or retired employee, director, consultant or independent contractor of the Company or the beneficiary or dependent of such Person, and (v) any retention bonus payment entitlement provided by Purchaser or an Affiliate of Purchaser (together with all Taxes, including the employer portion of any payroll and withholding Taxes, and/or other costs paid or payable in connection with such payments). For the avoidance of doubt, Third Party Expenses shall not include any Indebtedness.

“Transaction Documents” means collectively the Managing Director Agreement and the employment agreements entered into with the other Key Individuals (including the employee and consultant confidential information and assignment of inventions agreements appended thereto, respectively), and the other documents and agreements contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement and the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

“US GAAP” means generally accepted accounting principles for financial reporting in the United States in effect from time to time.

“US Subsidiary” means Pro Farm Inc.

Terms not defined in this Annex A have the meanings ascribed to such terms in the following Sections of the Agreement:

Term	Section
1934 Act	Section 4.4(a)
Accounting Arbitrator	Section 1.4(c)(iv)
Actual Net Debt	Section 1.4(c)(i)
Agreement	Preamble
Annual EBITDA Milestone	Annex E

Term	Section
Annual EBITDA Milestone Stock Consideration	Section 1.5(b)
Annual Total Revenue Milestone	Annex E
Annual Total Revenue Milestone Stock Consideration	Section 1.3(g)(ii)
Adjusted Milestone Consideration	Section 1.5(b)
applicable Anti-Corruption Laws	Section 2.20(a)(ii)
Applicable Limitation Date	Section 8.1(a)
Balance Sheet	Section 2.7(a)
Cap	Section 8.2(d)
Cash Adjustment Debt	Section
Cash Consideration Adjustment	Section 1.4(b)(i)
Claim	Section 6.6
Claim Notice	Section 8.2(e)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Repayment Loans	Section 1.3(b)
Closing Schedule	Section 1.4(c)(i)
Company	Preamble
Company Disclosure Schedules	Article II
Company Permits	Section 2.6(b)
Company Securities	Section 3.1
Confidential Disclosure Agreement	Section 6.2
Conversion Shareholders	Recitals
Debt and Equity Milestone	Annex E
Debt and Equity Milestone Stock Consideration	Section 1.3(g)(ii)
Dispute Notice	Section 1.4(c)(ii)
Dispute Notice Period	Section 1.4(c)(ii)
Distribution Schedule	Section 1.4(a)(iii)
Distributor Milestone	Annex E
Distributor Milestone Stock Consideration	Section 1.5(b)
Employee Plan	Section 2.11(a)
Enforceability Limitations	Section 2.4
Equity Injection	Section 1.3(c)
Estimated Net Debt	Section 1.4(a)(i)
Estonian Share Loss	Section 6.10(b)
Estonian Share Value	Section 6.10(b)
Estonian Shares	Section 6.10(a)
Final Cash	Section 1.4(c)(iv)
Final Closing Cash	Section 1.4(c)(ii)
Final Indebtedness	Section 1.4(c)(ii)
Final Net Debt	Section 1.4(c)(ii)
Financial Statements	Section 2.7(a)
Finnish GAAP	Section 2.7(b)
FIRPTA Certificate	Section 1.2(a)(ii)
Fundamental Representations	Section 8.1(a)
Governmental Officials	Section 2.20(a)(ii)
immediate family	Section 6.5(b)
Inbound License Agreement	Section 2.15(a)(iv)(1)
include	Section 10.2

Term	Section
including	Section 10.2
Indemnified Liabilities	Section 8.5(d)
Indemnified Party	Section 8.2(e)
Indemnifying Party	Section 8.2(e)
Independent Auditor’s Resolution	Section 1.5(d)
Insolvency	Section 4.8
Insolvent	Section 4.8
Insurance Policies	Section 2.19
Interim Balance Sheet Date	Section 2.7(a)
Interim Financial Statements	Section 2.7(a)
Joinder Agreement	Section 1.2(a)(vi)
Joining Shareholder	Section 1.2(a)(vi)
Key Individual	Recitals
Key Shareholder	Section 6.5(a)
Lock-Up End Date	Section 6.5(a)
made available	Section 10.2
Material Contract(s)	Section 2.17(a)
Material Customer	Section 2.22
Material Supplier	Section 2.22
Milestone Allocation Schedule	Section 1.5(b)
Milestone Consideration Allocation	Section 1.5(b)
Milestone Consideration Adjustment	Section 1.4(b)(iii)
Milestone Payment Notice	Section 1.5(b)
Milestone Percentage	Section 1.4(a)(iii)
Non-Compete	Section 6.9(a)
Non-Negotiated Software Contract	Section 2.15(a)(iv)(1)
Non-Solicit	Section 6.9(b)
Optionholders	Preamble
Option and RSU Recipients	Section 6.7
Outbound License Agreement	Section 2.15(a)(iv)(2)
Owned Intellectual Property	Section 2.15(a)(i)(3)
Permit	Section 2.5(b)
Principal Market	Section 4.3
Principal Market Approval	Section 4.3
Purchaser	Preamble
Purchaser Disclosure Schedules	Article IV
Purchaser Indemnitees	Section 8.2(a)
Purchaser Options	Section 6.7
Purchaser SEC Documents	Section 4.4(a)
Purchaser Shares	Section 1.5(b)
Real Property Lease	Section 2.13(b)
Registered Intellectual Property	Section 2.15(a)(i)(1)
Released Matters	Section 6.6(a)
Releasees	Section 6.6(a)
Releasors	Section 6.6(a)
Shareholder Disclosure Schedules	Article III
Shareholders	Preamble
Shareholders’ Representative	Preamble
SIG	Section 2.15(a)(x)

Term	Section
Signing Schedule	Section 1.4(a)(i)
Schedule of Expenses	Section 1.4(a)(i)
Systems	Section 2.15(b)(iii)
Termination Date	Section 9.1(b)
Third Party Claim	Section 8.2(e)
Total Consideration Adjustment	Section 1.4(b)
Transfer	Section 5.3(a)
Transfer Agent	Section 1.2(b)(ii)
Transfer Taxes	Section 1.3(e)
Translink Representation Statement	Exhibit D
Translink Milestone Stock	Section 1.5(f)

Annex B

Key Individuals and Key shareholders

[***]

Annex C

Option and RSU Recipients

[***]

Annex d

third-party consents

[***]

Annex E

Milestone Payments

1.	Distributor Milestone. The “Distributor Milestone” means that the Company and its Subsidiaries (which, for all purposes of this Annex D, shall include any Subsidiaries of the Company as of the date of this Agreement that remain under common ownership and control with Purchaser or the Company) have achieved an aggregate gross profit from Distributor, including any Distributor group companies and their affiliates, of [***] from January 1, 2020 through December 31, 2023.

a.	For purposes of this Clause 1, “gross profit” means, [***].

b.	In the year, if any, in which the cumulative gross profit from Distributor during the period set forth above has reached [***], 100% of the Distributor Milestone shall be deemed to have been achieved for the purposes of Section 1.5(b) of the Agreement. In any other year, the percentage of the Distributor Milestone achieved shall be deemed to be zero (0%) for the purposes of Section 1.5(b) of the Agreement.

[***]

2.	Annual Total Revenue Milestone. The “Annual Total Revenue Milestone” means that the Company and its Subsidiaries achieve aggregate revenue, other than revenue received from Distributor or any Distributor group companies and their affiliates, of [***] from January 1, 2020 through December 31, 2023.

a.	For purposes of this Clause 2, “revenue” means, [***]

b.	The percentage of the Annual Total Revenue Milestone achieved for the 2020 calendar year shall equal 25% times the following percentage: (x) if greater than 50%, the revenue for such year, calculated pursuant to Clause 2(b) above, divided by [***]; or (y) if such percentage is less than 50%, zero (0%).

c.	The percentage of the Annual Total Revenue Milestone achieved for the 2021 calendar year shall equal 25% times the following percentage: (x) if greater than 50%, the revenue for such year, calculated pursuant to Clause 2(b) above, divided by [***]; or (y) if such percentage is less than 50%, zero (0%).

d.	The percentage of the Annual Total Revenue Milestone achieved for the 2022 calendar year shall equal 25% times the following percentage: (x) if greater than 50%, the revenue for such year, calculated pursuant to Clause 2(b) above, divided by [***]; or (y) if such percentage is less than 50%, zero (0%).

e.	The percentage of the Annual Total Revenue Milestone achieved for the 2023 calendar year shall be higher of the two: 1) equal 25% times the following percentage: (x) if greater than 50%, the revenue for such year, calculated pursuant to Clause 2(b) above, divided by [***]; or (y) if such percentage is less than 50%, zero (0%), or 2) the following percentage: (x) if greater than 50%, the sum of all revenue for 2020, 2021, 2022 and 2023, divided by [***], minus each of the percentages resulting from Clause 2(b), Clause 2(c) and Clause 2(d) above; or (y) if such percentage is less than 50%, zero (0%).

f.	Further notwithstanding the foregoing, the total percentages of Annual Total Revenue Milestone achievement may not exceed 100%, and the percentage of actual Annual Total Revenue Milestone Achievement in any calendar year shall be reduced accordingly for the purposes of Section 1.5(b) of the Agreement.

[***]

3.	Annual EBITDA Milestone. The “Annual EBITDA Milestone” means if the Company and its subsidiaries earn aggregate annual EBITDA of [***] from January 1, 2020 through December 31, 2023.

a.	For purposes of this Clause 3, “EBITDA” means [***].

b.	The percentage of the Annual EBITDA Milestone achieved for the 2020 calendar year shall equal 25% times the following percentage: (x) if greater than 50%, the revenue for such year, calculated pursuant to Clause 3(b) above, divided by [***]; or (y) if such percentage is less than 50%, zero (0%).

c.	The percentage of the Annual EBITDA Milestone achieved for the 2021 calendar year shall equal 25% times the following percentage: (x) if greater than 50%, the revenue for such year, calculated pursuant to Clause 3(b) above, divided by [***]; or (y) if such percentage is less than 50%, zero (0%).

d.	The percentage of the Annual EBITDA Milestone achieved for the 2022 calendar year shall equal 25% times the following percentage: (x) if greater than 50%, the revenue for such year, calculated pursuant to Clause 3(b) above, divided by [***]; or (y) if such percentage is less than 50%, zero (0%).

e.	The percentage of the Annual EBITDA Milestone achieved for the 2023 calendar year shall be higher of the two: 1) equal 25% times the following percentage: (x) if greater than 50%, the revenue for such year, calculated pursuant to Clause 3(b) above, divided by [***]; or (y) if such percentage is less than 50%, zero (0%), or 2) the following percentage: (x) if greater than 50%, the sum of all revenue for 2020, 2021, 2022 and 2023, divided by [***], minus each of the percentages resulting from Clause 3(b), Clause 3(c) and Clause 3(d) above; or (y) if such percentage is less than 50%, zero (0%).

f.	Further notwithstanding the foregoing, the total percentages of Annual EBITDA Milestone achievement may not exceed 100%, and the percentage of actual Annual EBITDA Milestone Achievement in any calendar year shall be reduced accordingly for the purposes of Section 1.5(b) of the Agreement.

[***]

4.	Debt and Equity Milestone. The “Debt and Equity Milestone” means that the Company and its Subsidiaries shall have raised no more than an aggregate [***] debt [***] or equity financing during the period from the Closing to December 31, 2023.

a.	For the purpose of this Clause 4, [***] debt shall mean [***].

b.	In any event, the percentage of the Debt and Equity Milestone achieved shall be zero (0%) for each of 2020, 2021 and 2022 for the purposes of Section 1.5(b) of the Agreement.

c.	If the Company and its Subsidiaries have not raised more than an aggregate of [***] long-term interest-bearing debt or equity financing during the period from the Closing to 31 December 2023, 100% of the Debt and Equity Milestone shall be deemed to have been achieved for the 2023 calendar year for the purposes of Section 1.5(b) of the Agreement.

d.	If the Company and its Subsidiaries have raised an aggregate of more than [***] but less than [***] long-term interest-bearing debt or equity financing during the period from the Closing to December 31, 2023, the percentage of the Debt and Equity Milestone achieved for the 2023 calendar year for the purposes of Section 1.5(b) of the Agreement shall be equal to 100% minus (i) two (2) times the incremental amount raised divided by (ii) [***].

e.	If the Company and its Subsidiaries have raised an aggregate of [***] or more in long-term interest-bearing debt or equity financing during the period from the Closing to December 31, 2023, the percentage of the Debt and Equity Milestone achieved for the 2023 calendar year for the purposes of Section 1.5(b) of the Agreement shall be equal to zero (0%).

[***]

5.	Determination Methodologies. In determining whether each Milestone has been achieved:

a.	Determination of whether each Milestone has been achieved is independent of the determination of whether the other Milestones have been achieved.

b.	[***]

c.	[***]

d.	[***]

e.	[***].

EXHIBIT A

JOINDER TO SHARE PURCHASE AGREEMENT AS A SHAREHOLDER

The undersigned hereby agrees to become a party to and bound by that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated as of August 7, 2019, by and among Marrone Bio Innovations, Inc., a Delaware corporation, Pro Farm Technologies Oy, a Finnish limited company, each of the shareholders of the Company party thereto, certain future shareholders of the Company party thereto, and Matti Tiainen as representative of the Shareholders, and agrees to become a “Shareholder” for purposes of the Share Purchase Agreement, and to be bound by the terms and conditions of the Share Purchase Agreement in the same manner and to the same extent as the Shareholders who were originally parties to the Share Purchase Agreement. This Joinder to Share Purchase Agreement as a Shareholder shall take effect and shall become an integral part of the Share Purchase Agreement immediately upon its execution and delivery to the Company.

The terms used but not defined in this Joinder to Share Purchase Agreement as a Shareholder have the meanings set forth in the Share Purchase Agreement.

IN WITNESS WHEREOF, this JOINDER TO SHARE PURCHASE AGREEMENT AS A SHAREHOLDER has been duly executed by or on behalf of the undersigned as of the date below written.

[Name of Shareholder]

By:
Name:
Its:
Date:

-Exh. A-1-

EXHIBIT B

FORM OF OPTION AWARD AGREEMENT

-Exh. B-1-

EXHIBIT C

FORM OF RSU AWARD AGREEMENT

-Exh. C-1-

EXHIBIT D

TRANSLINK REPRESENTATION STATEMENT

This representation statement is being delivered in connection with a right to receive certain shares (the “Securities”) of Common Stock of Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”), pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated as of August 7, 2019, by and among the Company, Pro Farm Technologies Oy, a Finnish limited company, each of the shareholders of the Company party thereto, certain future shareholders of the Company party thereto, and Matti Tiainen as representative of the Shareholders. Capitalized terms used and not defined herein have the meanings set forth in the Share Purchase Agreement. In consideration for the right to receive the Securities, Translink Corporate Finance Oy (“Translink”) agrees and represents for the benefit of the Company as follows:

1) Translink represents that it is a limited liability company duly organized, validly existing and in good standing under the laws of Finland (Business ID: 1535364-2) and has the requisite power and authority to make the representations and agreements set forth in this representation statement.

2) Translink is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “1933 Act”). Translink does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

3) Translink (i) certifies that Translink is not a “U.S. person” within the meaning of SEC Rule 902 of Regulation S, as presently in effect, and that Translink is not acquiring the Securities for the account or benefit of any such U.S. person, (ii) agrees to resell the Securities only in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Securities unless in compliance with the 1933 Act, (iii) agrees that any certificates or book-entry positions for any Securities issued to Translink shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act or pursuant to an available exemption from registration and that hedging transactions involving such Securities may not be conducted unless in compliance with the 1933 Act, (iv) agrees that the Company is hereby required to refuse to register any transfer of any Securities issued to Translink not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration. Translink understands that the Securities are being offered and sold in reliance on specific exemptions from the registration requirements of United States Legal Requirements and that the Company is relying in part upon the truth and accuracy of, and Translink’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Translink set forth herein in order to determine the availability of such exemptions and the eligibility of Translink to acquire the Securities.

4) Translink is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.

5) Translink understands that the book-entry or other instruments representing the Securities issued hereunder, until such time as the resale of Securities issued hereunder have been registered under the 1933 Act, the book-entry representing the Securities issued hereunder, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Securities):

“THE TRANSFER OF THESE SECURITIES IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S AS PROMULGATED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT, PURSUANT TO REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES (INCLUDING ANY SWAP OR ANY OTHER AGREEMENT OR ANY TRANSACTION THAT TRANSFERS, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, THE ECONOMIC CONSEQUENCE OF OWNERSHIP OF THESE SECURITIES, WHETHER ANY SUCH SWAP, AGREEMENT OR TRANSACTION IS TO BE SETTLED BY DELIVERY OF ALL OR ANY PORTION OF THESE SECURITIES OR ANY OTHER SECURITIES, IN CASH OR OTHERWISE), MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

-Exh. D-1-

The legend set forth above shall be removed if (i) in connection with a sale, assignment or other transfer, the holder of such Securities provides the Company with an opinion of counsel, the form and substance of which shall be reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (ii) such holder provides the Company with reasonable assurance (including, if requested by the Company, a customary representation letter reasonably acceptable to the Company) that the Securities can be sold, assigned or transferred without volume or manner of sale restriction pursuant to Rule 144.

6) Translink understands that no United States Governmental Entity has passed on or made any recommendation or endorsement of the Company or the fairness or suitability of holding the Securities issuable pursuant to the Share Purchase Agreements, nor have such authorities passed upon or endorsed the merits of the transactions contemplated by the Share Purchase Agreement or this representation statement.

7) Translink understands that the Securities it is receiving are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Translink represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Translink understands that the Securities have not been and will not be registered under the 1933 Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Translink will not be able to resell or otherwise transfer its Securities unless they are registered under the 1933 Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available. Without in any way limiting the representations set forth above, Translink further agrees not to make any disposition of all or any portion of the Securities prior to the date that is six (6) months from the date of issuance of such Securities unless and until transferee has agreed in writing for the benefit of the Company to be bound by this Section 7 and:

a)	There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

b)	(i) Translink shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Translink shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration of such shares under the 1933 Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer that is permitted by Section 6.5(b) of the Share Purchase Agreement, mutatis mutandis, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he, she or it were Translink hereunder.

-Exh. D-2-

8) Commencing on the Closing Date and ending on the applicable Lock-Up End Date, each Shareholder agrees that such Shareholder will not, and will cause any of its affiliates (as defined in Rule 144) not to, (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any of the Securities issuable hereunder, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act and the rules and regulations of the SEC promulgated thereunder with respect to the Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Securities, whether any such transaction above is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, or (C) publicly disclose the intention to do any of the foregoing. The “Lock-Up End Date” with respect to 99,465 of the Securities issued at the Closing Date shall be the date that is twelve (12) months after the Closing Date and with respect to the remainder of the Securities shall be the date that is six (6) months after the Closing Date. Notwithstanding the foregoing, Translink may transfer the Securities (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein or (ii) to any affiliate of Translink provided that such affiliate agrees to be bound in writing by the restrictions set forth herein, provided that any such transfer pursuant to clause (i) shall not involve a disposition for value. Translink understands and agrees that this Section 8 is irrevocable and shall be binding upon such Translinks legal representatives, successors, and assigns.

9) Translink agrees and acknowledges that the provisions of Article X of the Share Purchase Agreement shall apply mutatis mutandis to this representation statement.

TRANSLINK CORPORATE FINANCE OY

By:
Name:	Jari Lauriala
Its:	CEO, Board Member
Date:

-Exh. D-3-